Exhibit 99.3

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862 — (FAX) 202-467-6963

Eagle Bancorp Montana, Inc.

Helena, Montana

Conversion Valuation Appraisal Report

Valued as of December 3, 2009

Prepared By

Feldman Financial Advisors, Inc.

Washington, D.C.

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840
WASHINGTON, DC 20036
202-467-6862 — (FAX) 202-467-6963

December 3, 2009

Board of Directors

Eagle Bancorp Montana

1400 Prospect Avenue

Helena, Montana 59601

Members of the Board:

At your request, we have completed and hereby provide an updated independent appraisal (the “Appraisal”) of the estimated pro forma market value of the common stock to be issued (the “Stock Offering”) by Eagle Bancorp Montana, Inc. (“Eagle Montana” or the “Company”), Helena, Montana, as of December 3, 2009, in connection with the mutual-to-stock conversion of Eagle Financial, MHC (the “MHC”). Currently, the MHC’s principal activity is the ownership of the majority interest approximating 60.4% in Eagle Bancorp, Inc. (“Bancorp” or “Mid-Tier”), the mid-tier holding company for American Federal Savings Bank (the “Bank”). The remainder of the Mid-Tier’s shares (39.6%) is owned by public stockholders. Bancorp owns a 100% interest in the common stock of the Bank. At the conclusion of the conversion, the MHC will no longer exist. Eagle Montana is offering for sale common stock representing the majority ownership interest Bancorp that is currently held by Eagle Financial, MHC in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to current holders of Bancorp shares as of the Record Date, members of the local community and the public at large. At the conclusion of the conversion, existing public stockholders of Bancorp, Inc. will receive new shares of common stock of the Company in exchange for their existing Bancorp Shares. This Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the OTS.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Nixon Peabody LLP, and the Company’s independent auditor, Davis, Kinard & Co., P.C. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Eagle Bancorp Montana, Inc.

December 3, 2009

Page Two

We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Company’s representation that the information contained in the Prospectus and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

It is our opinion that, as of December 3, 2009, the estimated pro forma market value of the Company on a fully converted basis was within a range (the “Valuation Range”) of $33,801,360 to $45,731,250 with a midpoint of $39,766,300. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $52,590,930. After consideration of the exchange of existing publicly held shares and the offering of the MHC’s 60.4% ownership interest to the public, assuming an offering price of $10.00 per share of common stock, the Company will offer a minimum of 2,040,00 shares, a midpoint of 2,400,000 shares, a maximum of 2,760,000 shares, and an adjusted maximum of 3,174,000 shares.

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their current shares for newly issued shares of the fully converted Company. It is our understanding that the exchange ratio has been designed to preserve the current aggregate percentage ownership in Bancorp equal to 39.6%. The actual exchange ratio to be received by the existing minority shareholders of Bancorp will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based on this calculation, and the valuation offering range above, the Company’s legal exchange ratio would be 3.1548 shares, 3.7009 shares, 4.256 shares and 4.8944 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Feldman Financial has no opinion on the proposed exchange ratio applied to the minority shares exchanged for newly issued shares of the Company.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Eagle Bancorp Montana, Inc.

December 3, 2009

Page Three

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation reported herein will be updated as appropriate. Further updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Greg E. Izydorczyk
Senior Vice President

FELDMAN FINANCIAL ADVISORS, INC.

i

FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

ii

FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of the common stock to be issued (the “Stock Offering”) by Eagle Bancorp Montana, Inc. (“Eagle Montana” or the “Company”), Helena, Montana, as of December 3, 2009, in connection with the mutual-to-stock conversion of Eagle Financial, MHC (the “MHC”). Currently, the MHC’s principal activity is the ownership of the majority interest approximating 60.4% in Eagle Bancorp (“Bancorp” or “Mid-Tier”), the mid-tier holding company for American Federal Savings Bank (the “Bank”). Public stockholders own the remainder of the Mid-Tier’s shares (39.6%). Bancorp owns a 100% interest in the common stock of the Bank. At the conclusion of the conversion, the MHC will no longer exist. As part of the conversion, the Company is offering for sale common stock representing the majority ownership interest in Bancorp currently held by Eagle Financial, MHC in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to current holders of Bancorp shares as of the Record Date, members of the local community and the public at large. At the conclusion of the conversion, existing public stockholders of Bancorp will receive new shares of common stock (adjusted for an exchange ratio) of the Company in exchange for their existing Bancorp Shares. This Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”).

FELDMAN FINANCIAL ADVISORS, INC.

In the course of preparing the Appraisal, we reviewed and discussed with the Company’s management and the Company’s independent accountants, Davis, Kinard & Co., P.C., the audited financial statements of the Company’s operations for the years ended June 30, 2008 and 2009 and unaudited financials for the three-month period ended September 30, 2009. We also reviewed and discussed with management other financial matters of the Bank.

Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Company’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Company operates and assessed the Company’s relative strengths and weaknesses.

We examined and compared the Company’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Stock Offering on the Company’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Company.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Company and its independent accountants. We did not independently verify the financial statements and other information provided by the Company and its independent accountants, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

FELDMAN FINANCIAL ADVISORS, INC.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation reported herein will be updated as appropriate. Future updates will consider, among other factors, any developments or changes in the Company’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the Stock Offering valuation of the Company, appropriate adjustments to the estimated pro forma market value may be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF EAGLE BANCORP MONTANA, INC.

General Overview

Eagle Montana is a newly formed Delaware corporation incorporated in December 2009 to be the successor corporation to Eagle Bancorp upon completion of the conversion. Eagle Montana will own all of the outstanding shares of common stock of American Federal Savings Bank upon completion of the conversion. Currently, Eagle Bancorp, the mid-tier stock holding company formed in 2000 owns all of the capital stock of the Bank. The mid-tier holding company is 60.4% owed by Eagle Financial, MHC and 39.6% owned by public shareholders. After the conversion, Eagle Financial, MHC will no longer exist. In addition, as part of the conversion, existing public stockholders of Bancorp will receive new shares of common stock in Eagle Montana in exchange for their existing shares of common stock of Bancorp. Eagle Montana’s executive offices are located at 1400 Prospect Avenue, Helena, Montana 59601.

American Federal Savings Bank is a federally chartered savings bank headquartered in Helena, Montana. The Bank was founded in 1922 as a Montana chartered building and loan association. In 1975, the Bank adopted a federal thrift charter and, in 2000, reorganized from the mutual (meaning no stockholders) structure into the mutual holding company structure, thereby becoming partially stockholder-owned. American Federal Savings Bank became the wholly owned subsidiary of Eagle Bancorp, a federal corporation, in 2000. The Bank currently operates seven retail-banking locations and seven automated teller machines in south central Montana. The Office of Thrift Supervision and the Federal Deposit Insurance Corporation regulate the Bank. At September 30, 2009, the Company had total assets of $300.7 million, deposits of $195.1 million and equity capital of $30.4 million.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s primary lines of business are:

•

Retail Lending. The Bank originates residential mortgage loans, home equity loans, and consumer loans primarily through its community banking office network. The Bank also offers its customers the choice of submitting online mortgage loan applications and receiving pre-approvals through the Bank’s website.

•

Commercial Lending. The Bank continues to place an emphasis on growing its commercial business and commercial real estate loan portfolios. In addition to commercial real estate loans, the Bank offers traditional business loans structured as unsecured lines of credit or loans secured by inventory, accounts receivable or other business assets. The Bank seeks to provide exceptional service with local decision-making and personal attention.

•

Deposit Products and Services. The Bank offers a full range of traditional deposit products such as checking accounts, savings accounts, money market accounts, retirement accounts, and certificates of deposit. These products can have additional features such as direct deposit, ATM and check card services, overdraft protection, telephone banking and Internet banking, thereby providing customers multiple channels to access their accounts.

•

Mortgage Servicing. The Bank provides loan servicing for other institutions. These services generally consist of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.

The Bank faces strong competition in its primary market area for the attraction of retail deposits and the origination of loans. Historically, Montana was a unit banking state. This means that the ability of Montana state banks to create branches was either prohibited or significantly restricted. As a result of unit banking, Montana has a significant number of independent financial institutions serving a single community in a single location. While the state’s population is approximately 973,000 people, there are 59 credit unions in Montana as well as two federally chartered thrift institutions, and 77 commercial banks as of June 30, 2009.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s most direct competition for depositors has historically come from locally owned and out-of-state commercial banks, thrift institutions and credit unions operating in the Bank’s primary market area. The number of such competitor locations has increased significantly in recent years. Competition for loans also comes from banks, thrifts and credit unions in addition to mortgage bankers and brokers. The Bank’s principal market areas can be characterized as markets with moderately increasing incomes, relatively low unemployment, increasing wealth (particularly in the growing resort areas such as Bozeman), and moderate population growth. The ability of the Company to compete successfully is a significant factor affecting growth potential and profitability.

The Company’s primary reasons for converting to the stock holding company structure and raising additional capital through the offering are:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering;

•

to finance, where opportunities are presented, the acquisition of financial institutions or other financial service companies as opportunities arise, particularly in, or adjacent to, south central Montana, although the Company does not currently have any agreements or understandings regarding any specific acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock for, among other things, the funding of our stock-based incentive plan;

•	to invest in securities; and

•	to use the additional capital for other general corporate purposes.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Company’s consolidated balance sheets as of the years ended June 30, 2008 and 2009 and the three month period ended September 30, 2009. Exhibit II-2 presents the Company’s consolidated income statements for the years ended June 30, 2007 to 2009 and the three-month periods ended September 30, 2008 and 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

Table 1 presents selected data concerning the Company’s financial position as of September 30, 2009 and June 30 2005 to 2009 while Table 2 details selected income statement data for the three month periods ended September 30, 2008 and 2009 and for the years ended June 30, 2005 to 2009. Table 3 details selected financial performance data for the three-month periods ended September 30, 2008 and 2009 and for the years ended June 30, 2005 to 2009.

Table 1

Selected Financial Condition Data

As of September 30, 2009 and June 30, 2005 to 2009

	At Sept. 30,	At June 30,
	2009	2009	2008	2007	2006	2005
	(in thousands)
Balance Sheet Data:
Total assets	$300,680	$289,709	$279,907	$244,686	$226,178	$206,414
Investment securities, available-for-sale	92,100	82,263	78,417	64,774	64,198	75,227
Investment securities, held-to-maturity	265	375	697	921	1,018	1,201
Loans receivable, net:
Residential mortgages	76,711	79,216	86,751	81,958	75,913	56,533
Real estate construction	6,119	4,642	7,317	8,253	6,901	2,723
Home equity	28,836	28,676	28,034	24,956	20,191	16,801
Consumer	11,074	10,835	11,558	11,438	11,820	10,909
Commercial (1)	46,005	44,254	34,699	31,987	26,509	20,347
Total loans receivable, net	168,185	167,197	168,149	158,140	140,858	106,839
Mortgage loans held for sale	3,494	5,349	7,370	1,175	918	2,148
Mortgage servicing rights, net	2,315	2,208	1,652	1,628	1,722	1,857
Deposits	195,080	187,199	178,851	179,647	174,342	172,497
FHLB advances	66,639	67,056	65,222	30,000	22,371	9,885
Subordinated debentures	5,155	5,155	5,155	5,155	5,155	—
Shareholders’ equity	30,427	27,792	25,634	24,088	22,545	22,265

(1)	Includes commercial real estate and land loans and commercial business loans.

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 2

Selected Income Statement Information

For the Three Months Ended September 30, 2008 and 2009

For the Years Ended December 31, 2005 to 2009

	For the Three Months Ended September 30,		For the Year Ended June 30,
	2009	2008	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share amounts)
Operating Data:
Total interest income	$3,724	$3,816	$15,348	$14,098	$12,651	$10,506	$9,043
Total interest expense	1,341	1,580	6,115	6,662	5,966	3,792	2,563
Net interest income	2,383	2,236	9,233	7,436	6,685	6,714	6,480

Provision (credit) for loan losses	135	—	257	(175)	—	—	—
Net interest income after provision for loan losses	2,248	2,236	8,976	7,611	6,685	6,714	6,480
Noninterest income	1,061	(504)	2,999	2,224	2,261	2,165	2,059
Noninterest expense	2,103	1,849	8,563	7,063	6,614	6,465	6,181

Income (loss) before income taxes	1,206	(117)	3,412	2,772	2,332	2,414	2,358
Income tax expense (benefit)	362	(17)	1,024	662	554	629	615

Net income (loss)	$844	$(100)	$2,388	$2,110	$1,778	$1,785	$1,743

Earnings (loss) per share:
Basic	$0.79	$(0.09)	$2.23	$1.97	$1.66	$1.66	$1.55

Diluted	$0.69	$(0.08)	$1.96	$1.74	$1.47	$1.48	$1.45

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 3

Selected Financial and Performance Ratios

For the Three Months Ended September 30, 2008 and 2009

For the Years Ended December 31, 2005 to 2009

	At or For the Three Months Ended September 30, (1)				At or For the Year Ended June 30,
	2009		2008		2009		2008		2007		2006		2005
Financial Ratios and Other Data:
Return on average assets (2)	1.14%		(0.14)%		0.84%		0.83%		0.75%		0.83%		0.86%
Return on average equity (3)	11.60%		(1.59)%		9.19%		8.25%		7.41%		7.88%		7.48%
Net interest rate spread (4)	3.40%		3.26%		3.34%		2.84%		2.76%		3.21%		3.36%
Net interest margin (5)	3.58%		3.50%		3.52%		3.15%		3.06%		3.41%		3.51%
Noninterest expense to average assets	2.86%		2.67%		3.00%		2.77%		2.79%		3.01%		3.06%
Efficiency ratio	63.55%		106.76%		71.51%		71.81%		73.93%		72.81%		72.39%
Noninterest income to average assets	1.44	x	(0.73	)x	1.05	x	0.87	x	0.95	x	1.01	x	1.02	x
Dividend payout ratio (6)	13.15%		NM		18.21%		19.67%		21.71%		20.11%		20.83%
Net interest income to noninterest expense	1.13	x	1.21	x	1.08	x	1.05	x	1.01	x	1.04	x	1.05	x
Average interest-earning assets to average interest-bearing liabilities	1.085	x	1.096	x	1.078	x	1.108	x	1.107	x	1.107	x	1.112	x
Nonperforming loans to net loans receivable	0.93%		0.04%		0.75%		0.02%		0.13%		0.33%		0.47%
Nonperforming assets to total assets	0.52%		0.03%		0.43%		0.01%		0.09%		0.20%		0.24%
Allowance for loan losses to net loans receivable	0.37%		0.17%		0.31%		0.18%		0.33%		0.38%		0.54%
Allowance for loan losses to nonperforming loans	39.56%		400.00%		41.90%		937.50%		244.34%		141.91%		132.03%
Average capital to average assets	9.78%		9.06%		9.09%		10.02%		10.12%		10.54%		11.55%
Capital to total assets	10.12%		8.51%		9.59%		9.16%		9.84%		9.97%		10.79%
Tangible equity to tangible assets	10.12%		8.51%		9.59%		9.16%		9.84%		9.97%		10.49%
Number of branch offices	7		5		6		5		5		5		5

(1)	Ratios are annualized where appropriate.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents average yield on interest-earning assets less average cost of interest-bearing liabilities.
(5)	Represents net interest income as a percentage of average interest-earning assets.
(6)	The dividend payout ratio represents dividends declared per share divided by net income per share.

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Asset Composition

The Company’s total assets experienced relatively steady growth, increasing by a compound annual rate of 8.5% from $206.4 million at June 30, 2005 to $300.7 million at September 30, 2009. The net asset expansion of approximately $94.3 million over this period occurred primarily in the loan portfolio. The loan portfolio increased from $106.8 million at June 30, 2005 to $168.2 million at September 30, 2009, an increase of $61.3 million. The ratio of loans to total assets increased from 51.8% at June 30, 2005 to 55.9% at September 30, 2009.

Comparison of Financial Condition at September 30, 2009 and June 30, 2009

Total assets increased by $10.97 million, or 3.79%, to $300.68 million at September 30, 2009, from $289.71 million at June 30, 2009. Total liabilities increased by $8.34 million to $270.25 million at September 30, 2009, from $261.92 million at June 30, 2009. Total equity increased $2.64 million to $30.43 million at September 30, 2009, from $27.79 million at June 30, 2009.

Loans receivable increased $988,000, or 0.59%, to $168.19 million at September 30, 2009 from $167.20 million at June 30, 2009. Commercial real estate loans were the loan category with the largest increase, $2.05 million, while residential mortgage loans decreased $2.51 million. Real estate construction loans also increased $1.48 million. Most other loan categories showed modest changes. Total loan originations were $43.07 million for the three months ended September 30, 2009, with single family mortgages accounting for $29.02 million of the total. Home equity and construction loan originations totaled $4.17 million and $2.5 million, respectively, for the same period. Commercial real estate and land loan originations totaled $3.47 million. Loans held-for-sale decreased to $3.49 million at September 30, 2009, from $5.35 million at June 30, 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Deposits grew $7.88 million, or 4.21%, to $195.08 million at September 30, 2009 from $187.20 million at June 30, 2009. Growth in certificates of deposit and non-interest checking, interest-bearing checking accounts, and savings accounts contributed to the increase in deposits. Money market accounts declined slightly. Advances from the Federal Home Loan Bank of Seattle and other borrowings decreased $417,000, or 0.62%, to $66.64 million at September 30, 2009 from $67.06 million at June 30, 2009.

The increase in total equity was the result of net income of $844,000 for the three months ended September 30, 2009 and an increase in other comprehensive income of $1.89 million (mainly due to an increase in net unrealized gain on securities available-for-sale), offset by dividends paid, consisting of a $0.26 per share regular cash dividend, and treasury stock purchases.

Comparison of Financial Condition at June 30, 2009 and June 30, 2008

Total assets increased $9.80 million, or 3.50%, to $289.71 million at June 30, 2009, compared to $279.91 million at June 30, 2008. Total liabilities increased by $7.64 million, or 3.01%, to $261.92 million at June 30, 2009, from $254.27 million at June 30, 2008. The loan portfolio decreased $952,000 during the year. Total deposits increased $8.35 million. Noninterest checking increased $385,000 or 2.63%, to $15.00 million at June 30, 2009, and money market accounts increased $1.61 million, or 6.37%. Interest bearing checking and certificates of deposits increased $1.94 million, or 7.68%, and $1.87 million, or 2.22%, respectively. These increased deposits funded much of the asset growth.

FELDMAN FINANCIAL ADVISORS, INC.

Loans receivable decreased $952,000, or 0.57% to $167.20 million from $168.15 million. Significant refinancing activity contributed to the lower loan balances. $131.23 million in loans were sold during fiscal year 2009, an increase of $79.16 million from fiscal year 2008’s amount of $52.07 million. Origination activity on all loan categories with the exception of real estate construction loans and home equity loans increased in the current fiscal year. Commercial real estate and land loans increased $8.51 million during the year, and residential mortgage loans decreased $7.52 million. The available-for-sale investment portfolio increased $3.85 million, or 4.90%, to $82.26 million at June 30, 2009 from $78.42 million at June 30, 2008. The investment category with the largest increase was municipal obligations, which increased $6.70 million.

Total deposits increased $8.35 million. Of that amount, certificates of deposit increased $1.87 million, to $86.20 million at June 30, 2009 from $84.33 million at June 30, 2008. The Bank had no brokered deposits as of June 30, 2009. Interest-earning checking accounts increased $1.94 million while noninterest checking increased $385,000. Money market accounts increased $1.61 million and savings accounts increased $2.54 million. Deposit growth is expected to continue to be difficult to achieve due to fierce competition among financial institutions in the Bank’s markets. Advances from the Federal Home Loan Bank and other borrowings decreased to $67.06 million at year-end 2009 from $68.22 million at year-end 2008, a decrease of $1.17 million.

Total shareholders’ equity was $27.79 million at June 30, 2009, an increase of $2.16 million. This increase was the result of net income for the year and a decrease in accumulated other comprehensive loss of $240,000 (mainly due to a decrease in net unrealized loss on securities available-for-sale), partially offset by the purchase of treasury stock and dividends paid during the year.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4 and Exhibit II-3 analyze the composition of the loan portfolio by loan category at the dates indicated. American Federal Savings Bank primarily originates one- to four-family residential real estate loans and, to a lesser extent, commercial real estate loans, real estate construction loans, home equity loans, consumer loans and commercial loans. Commercial real estate loans include loans on multi-family dwellings, loans on nonresidential property and loans on developed and undeveloped land. Home equity loans include loans secured by the borrower’s primary residence. Typically, the property securing such loans is subject to a prior lien. Consumer loans consist of loans secured by collateral other than real estate, such as automobiles, recreational vehicles and boats. Personal loans and lines of credit are made on deposits held by American Federal Savings Bank and on an unsecured basis. Commercial loans consist of business loans and lines of credit on a secured and unsecured basis.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Loan Portfolio

As of September 30, 2009 and June 30, 2005 to 2009

(Dollars in Thousands)

			At June 30,
	At September 30, 2009		2009		2008		2007		2006		2005
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Real estate loans:
Residential mortgage (1-4 family)	$76,711	45.46%	$79,216	47.26%	$86,751	51.53%	$81,958	51.68%	$75,913	53.71%	$56,533	52.68%
Real estate construction	6,119	3.63%	4,642	2.77%	7,317	4.35%	8,253	5.20%	6,901	4.88%	2,723	2.54%
Commercial real estate and land	38,761	22.97%	36,713	21.90%	28,197	16.75%	25,621	16.16%	18,648	13.20%	14,779	13.77%

Total real estate loans	121,591	72.06%	120,571	71.93%	122,265	72.62%	115,832	73.04%	101,462	71.79%	74,035	68.99%
Other loans:
Home equity	28,836	17.09%	28,676	17.11%	28,034	16.65%	24,956	15.74%	20,191	14.29%	16,801	15.66%
Consumer	11,074	6.56%	10,835	6.46%	11,558	6.87%	11,438	7.21%	11,820	8.36%	10,909	10.16%
Commercial business	7,244	4.29%	7,541	4.50%	6,502	3.86%	6,366	4.01%	7,861	5.56%	5,568	5.19%

Total other loans	47,154	27.94%	47,052	28.07%	46,094	27.38%	42,760	26.96%	39,872	28.21%	33,278	31.01%

Total gross loans	$168,745	100.00%	$167,623	100.00%	$168,359	100.00%	$158,592	100.00%	$141,334	100.00%	$107,313	100.00%

Less:
Deferred loan fees	(65)		(99)		(90)		(66)		(59)		(99)
Allowance for loan losses	625		525		300		518		535		573

Total loans, net	$168,185		$167,197		$168,149		$158,140		$140,858		$106,839

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Residential Lending. American Federal Savings Bank’s primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in American Federal Savings Bank’s market area. Approximately 45.46% of American Federal Savings Bank’s total loan portfolio as of September 30, 2009 was comprised of such loans. American Federal Savings Bank generally originates one- to-four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or the selling price of the mortgaged property without requiring private mortgage insurance. A mortgage loan originated by American Federal Savings Bank, whether fixed rate or adjustable rate, can have a term of up to 30 years. American Federal Savings Bank holds substantially all of its adjustable rate and its 8, 10 and 12-year fixed rate loans in portfolio. Adjustable rate loans limit the periodic interest rate adjustment and the minimum and maximum rates that may be charged over the term of the loan. American Federal Savings Bank’s fixed rate 15-year and 20-year loans are held in portfolio or sold in the secondary market depending on market conditions. Generally, all 30-year fixed rate loans are sold in the secondary market.

American Federal Savings Bank obtains a significant portion of its noninterest income from servicing loans sold. American Federal Savings Bank offers many of the fixed rate loans it originates for sale in the secondary market on a servicing retained basis. This means that we process the borrower’s payments and send them to the purchaser of the loan. This retention of servicing enables American Federal Savings Bank to increase fee income and maintain a relationship with the borrower. At September 30, 2009, American Federal Savings Bank had $272.30 million in residential mortgage loans and $12.33 million in commercial real estate loans sold with servicing retained. American Federal Savings Bank does not ordinarily purchase home mortgage loans from other financial institutions.

FELDMAN FINANCIAL ADVISORS, INC.

State certified and licensed independent appraisers who are approved annually by the board of directors make property appraisals on real estate securing American Federal Savings Bank’s single-family residential loans. Appraisals are performed in accordance with applicable regulations and policies. American Federal Savings Bank generally obtains title insurance policies on all first mortgage real estate loans originated. On occasion, refinancings of mortgage loans are approved using title reports instead of title insurance. Title reports are also allowed on home equity loans. Borrowers generally remit funds with each monthly payment of principal and interest, to a loan escrow account from which American Federal Savings Bank makes disbursements for such items as real estate taxes and hazard and mortgage insurance premiums as they become due.

Home Equity Loans. American Federal Savings Bank also originates home equity loans. These loans are secured by the borrowers’ primary residence, but are typically subject to a prior lien, which may or may not be held by American Federal Savings Bank. At September 30, 2009, $28.84 million or 17.1% of the Bank’s total loans were home equity loans. Borrowers may use the proceeds from American Federal Savings Bank’s home equity loans for many purposes, including home improvement, debt consolidation, or other purchasing needs. American Federal Savings Bank offers fixed rate, fixed payment home equity loans as well as variable and fixed rate home equity lines of credit. Fixed-rate home equity loans typically have terms of no longer than fifteen years.

FELDMAN FINANCIAL ADVISORS, INC.

Although home equity loans are secured by real estate, they carry a greater risk than first lien residential mortgages because of the existence of a prior lien on the property securing the loan, as well as the flexibility the borrower has with respect to the loan proceeds. American Federal Savings Bank attempts to minimize this risk by maintaining conservative underwriting policies on such loans. The Bank generally makes home equity loans for up to only 85% of appraised value of the underlying real estate collateral, less the amount of any existing prior liens on the property securing the loan.

Commercial Real Estate and Land Loans. American Federal Savings Bank originates commercial real estate mortgage and land loans, including both developed and undeveloped land loans, and loans on multi-family dwellings. Commercial real estate and land loans made up 22.97% of American Federal Savings Bank’s total loan portfolio, or $38.76 million at September 30, 2009. The majority of these loans are non-residential commercial real estate loans. American Federal Savings Bank’s commercial real estate mortgage loans are primarily permanent loans secured by improved property such as office buildings, retail stores, commercial warehouses and apartment buildings. The terms and conditions of each loan are tailored to the needs of the borrower and based on the financial strength of the project and any guarantors. Generally, commercial real estate loans originated by American Federal Savings Bank will not exceed 75% of the appraised value or the selling price of the property, whichever is less. Typically, the loans have fixed rates of interest and 5- to 15-year maturities. Upon maturity, the loan is repaid or the terms and conditions are renegotiated. Generally, all originated commercial real estate loans are within the market area of American Federal Savings Bank and all are within the state of Montana. American Federal Savings Bank’s largest single commercial real estate loan had a balance of approximately $1.65 million on September 30, 2009, and is secured by a residential lot subdivision.

FELDMAN FINANCIAL ADVISORS, INC.

Real Estate Construction Lending. American Federal Savings Bank also lends funds for the construction of one- to four-family homes and commercial real estate. Real estate construction loans are made both to individual homeowners for the construction of their primary residence and, to a lesser extent, to local builders for the construction of pre-sold houses or houses that are being built for sale in the future. Real estate construction loans accounted for $6.12 million or 3.63% of American Federal Savings Bank’s total loan portfolio at September 30, 2009.

Consumer Loans. As part of its strategy to invest in higher yielding shorter term loans, American Federal Savings Bank emphasized growth of its consumer lending portfolio in recent years. This portfolio includes personal loans secured by collateral other than real estate, unsecured personal loans and lines of credit, and loans secured by deposits held by American Federal Savings Bank. As of September 30, 2009, consumer loans totaled $11.07 million or 6.56% of American Federal Savings Bank’s total loan portfolio. These loans consist primarily of auto loans, RV loans, boat loans, personal loans and credit lines and deposit account loans. Consumer loans are originated in American Federal Savings Bank’s market area and generally have maturities of up to seven years. For loans secured by savings accounts, American Federal Savings Bank will lend up to 90% of the account balance on single payment loans and up to 100% for monthly payment loans.

Consumer loans have a shorter term and generally provide higher interest rates than residential mortgage loans. Consumer loans can be helpful in improving the spread between average loan yield and cost of funds and at the same time improve the matching of the maturities of rate sensitive assets and liabilities. Increasing its consumer loans has been a major part of American Federal Savings Bank’s strategy of operating more like a commercial bank than a traditional savings bank.

FELDMAN FINANCIAL ADVISORS, INC.

The underwriting standards employed by American Federal Savings Bank for consumer loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount.

Commercial Business Loans. Commercial business loans amounted to $7.24 million, or 4.29% of American Federal Savings Bank’s total loan portfolio at September 30, 2009. American Federal Savings Bank’s commercial business loans are traditional business loans and are not secured by real estate. Such loans may be structured as unsecured lines of credit or may be secured by inventory, accounts receivable or other business assets. While the commercial business loan portfolio amounted to only 4.29% of the total portfolio at September 30, 2009, American Federal Savings Bank intends to increase such lending by focusing on market segments which it has not previously emphasized, such as business loans to doctors, lawyers, architects and other professionals as well as to small businesses within its market area. Management believes that this strategy provides opportunities for growth, without significant additional cost outlays for staff and infrastructure.

FELDMAN FINANCIAL ADVISORS, INC.

Commercial business loans of this nature usually involve greater credit risk than one- to four-family residential mortgage loans the Bank originates. The collateral we receive is typically related directly to the performance of the borrower’s business, which means that repayment of commercial business loans is dependent on the successful operations and income stream of the borrower’s business. Such risks can be significantly affected by economic conditions. In addition, commercial lending generally requires substantially greater oversight efforts compared to residential real estate lending.

Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution’s unimpaired capital and surplus. As of September 30, 2009, the Bank’s largest aggregation of loans to one borrower was approximately $8.47 million, consisting of two commercial real estate loans secured by detention facilities. Ninety percent, or $6.49 million, of one loan was sold to the Montana Board of Investments, leaving a net balance of $1.97 million for the two loans, which was below American Federal Savings Bank’s federal legal lending limit to one borrower of approximately $4.20 million. At September 30, 2009, these loans were performing in accordance to their terms. American Federal Savings Bank maintains the servicing for these loans.

Table 5 on the following page details total loans originated, purchased, sold and repaid during the periods indicated. Gross loan originations totaled $228.0 million for the fiscal year ended June 30, 2009 compared to $143.6 million for the year ended June 30, 2008. For the first three months of 2009, originations have totaled $43.1 million as compared to 36.7 million in the first three months of 2008. As compared to prior years, loan originations have increased, primarily in the category of residential mortgages.

FELDMAN FINANCIAL ADVISORS, INC.

Table 5

Loan Originations

For the Three Months Ended September 30, 2008 and 2009

For the Years Ended June 30, 2008 to 2009

(Dollars in Thousands)

	Three Months Ended September 30,		Year Ended June 30,
	2009	2008	2009	2008
Loans originated
Real estate loans:
Residential mortgage (1-4 family)	$29,017	$17,981	$164,657	$72,385
Real estate construction	2,504	1,934	4,672	15,504
Commercial real estate and land	3,466	9,042	21,500	19,375
Home equity	4,167	4,860	20,043	20,461
Consumer	2,000	1,748	8,341	7,637
Commercial business	1,913	1,143	8,789	8,243

Total loans originated	43,067	36,708	228,002	143,605

Loans purchased
Whole loans	—	—	—	—
Participations	—	—	—	—

Total loans purchased	—	—	—	—

Loans sold
Whole loans	28,135	10,517	125,232	47,732
Participations	—	6,000	6,000	4,341

Total loans sold	28,135	16,517	131,232	52,073

Principal repayments and loan refinancings	15,733	15,351	99,509	75,522
Deferred loan fees decrease (increase)	34	5	(9)	(24)
Allowance for losses decrease (increase)	(100)	—	(225)	218

Net loan increase (decrease)	($867)	$4,845	($2,973)	$16,204

Net loans receivable at end of period
(includes loans held for sale)	$171,679	$180,364	$172,546	$175,519

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4 and Table 6 present a summary of the Company’s investment portfolio as of September 30, 2009 and June 30, 2007 to 2009. Federally chartered savings banks such as American Federal Savings Bank have the authority to invest in various types of investment securities, including United States Treasury obligations, securities of various Federal agencies (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions, municipal securities, corporate debt securities and loans to other banking institutions.

American Federal Savings Bank maintains liquid assets that may be invested in specified short-term securities and other investments. Liquidity levels may be increased or decreased depending on the yields on investment alternatives. They may also be increased based on management’s judgment as to the attractiveness of the yields then available in relation to other opportunities. Liquidity levels can also change based on management’s expectation of future yield levels, as well as management’s projections as to the short-term demand for funds to be used in American Federal Savings Bank’s loan origination and other activities. American Federal Savings Bank maintains an investment securities portfolio and a mortgage-backed securities portfolio as part of its investment portfolio.

The investment policy of American Federal Savings Bank, which is established by the board of directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing American Federal Savings Bank’s lending activities. The policy provides for available-for-sale (including those accounted for under FASB ASC 825), held-to-maturity, and trading classifications. However, American Federal Savings Bank does not hold any securities for purposes of trading. The policy permits investments in high credit quality instruments with diversified cash flows while permitting the Bank to maximize total return

FELDMAN FINANCIAL ADVISORS, INC.

within the guidelines set forth in the interest rate risk and liquidity management policies. Permitted investments include but are not limited to U.S. government obligations, government agency or government-sponsored enterprise obligations, state, county and municipal obligations, and mortgage-backed securities. Collateralized mortgage obligations, investment grade corporate debt securities, and commercial paper are also included. The Bank also invests in Federal Home Loan Bank overnight deposits and federal funds, but these instruments are not considered part of the investment portfolio.

The investment policy also includes several specific guidelines and restrictions to insure adherence with safe and sound activities. The policy prohibits investments in high-risk mortgage derivative products (as defined within the policy) without prior approval from the board of directors. Management must demonstrate the business advantage of such investments.

The Bank does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments, except interest rate caps and certain financial instruments designated as cash flow hedges related to loans committed to be sold in the secondary market. Further, American Federal Savings Bank does not invest in securities that are not initially rated investment grade.

The Board, through its asset liability committee, has charged the President and CEO to implement the investment policy. All transactions are reported to the board of directors monthly, as well as the current composition of the portfolio, including market values and unrealized gains and losses.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank maintains a portfolio of investment securities, classified as either available-for-sale (including those accounted for under FASB ASC 825) or held-to-maturity to enhance total return on investments. At September 30, 2009, investment securities included U.S. government and agency obligations, Small Business Administration pools, municipal securities, mortgage-backed securities, collateralized mortgage obligations and corporate obligations, all with varying characteristics as to rate, maturity and call provisions. Investment securities held-to-maturity represented 0.28% of American Federal Savings Bank’s total investment portfolio. Securities available-for-sale totaled 96.91% of American Federal Savings Bank’s total investment portfolio. The largest categories of securities available-for-sale are collateralized mortgage obligations, 36.8% of total securities, and municipal obligations, which total 35.7% of total securities.

Table 6

Securities Portfolio

As of September 30, 2009 and June 30, 2007 to 2009

(Dollars in Thousands)

	At September 30,				At June 30,
	2009		2009		2008		2007
	Carrying Value	of Total	Carrying Value	of Total	Carrying Value	of Total	Carrying Value	of Total
Securities available-for-sale, at fair value:
U.S. Government and agency obligations	$4,930	5.17%	$3,882	4.57%	$2,232	2.70%	$3,643	5.41%
Corporate obligations	10,037	10.52%	9,493	11.18%	12,722	15.38%	13,623	20.22%
Municipal obligations	34,036	35.67%	28,893	34.04%	22,190	26.83%	20,728	30.77%
Collateralized mortgage obligations	35,112	36.80%	31,551	37.17%	28,224	34.17%	17,075	25.35%
Mortgage-backed securities	7,985	8.37%	8,444	9.95%	13,016	15.74%	7,872	11.68%
Common Stock	—	—	—	—	33	—	—	—
Corporate preferred stock	—	—	—	—	—	—	1,833	2.72%

Total securities available for sale	92,100	96.52%	82,263	96.91%	78,417	94.82%	64,774	96.15%

Securities held-to-maturity, at book value:
Mortgage-backed securities	—	—	—	—	22	0	95	0.14%
Municipal obligations	265	0.28%	375	0.44%	675	0.82%	826	1.23%

Total securities held to maturity	265	0.28%	375	0.44%	697	0.85%	921	1.37%
Preferred stock	108	0.11%	25	0.03%	1,321	1.60%	N/A	N/A

Total securities	92,473	96.91%	82,663	97.38%	80,435	97.27%	65,695	98.00%
FHLB stock, at cost	2,000	2.10%	2,000	2.36%	1,715	2.07%	1,315	1.95%
Interest-bearing deposits	944	0.99%	224	0.26%	549	0.66%	360	0.53%

Total	$95,417	100.00%	$84,887	100.00%	$82,699	100.00%	$67,370	100.00%

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 7 sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank’s securities portfolio at September 30, 2009. This table shows contractual maturities and does not reflect repricing or the effect of prepayments.

Liability Composition

Deposits are the Company’s major external source of funds for lending and other investment purposes. Exhibit II-5 and Table 8 present a summary of the Company’s deposit composition as of June 30, 2007 to 2009 and September 30, 2009. Total deposits amounted to $195.1 million or 64.9% of total assets and 72.2% of total liabilities at September 30, 2009.

The Bank offers a variety of deposit accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

Current deposit products include certificates of deposit accounts ranging in terms from 90 days to five years as well as checking, savings and money market accounts. Individual retirement accounts (IRAs) are included in certificates of deposit.

Deposits are obtained primarily from residents of Helena, Bozeman, Butte and Townsend. The Bank believes it is able to attract deposit accounts by offering outstanding service, competitive interest rates and convenient locations and service hours. The Bank uses traditional methods of advertising to attract new customers and deposits, including radio, television, print media advertising and sales training and incentive programs for employees. Management believes that non-residents of Montana hold an insignificant number of deposit accounts.

FELDMAN FINANCIAL ADVISORS, INC.

Table 7

Securities Portfolio by Contractual Maturity

As of September 30, 2009

(Dollars in Thousands)

	At September 30, 2009
	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Securities
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Approximate Market Value	Weighted Average Yield
Securities available-for-sale:
U.S. Gov’t and agency obligations			$3,659	1.76%	$831	1.06%	$440	0.94%	$4,930	$7,930	1.57%
Corporate obligations			7,263	4.90%	1,053	5.45%	1,721	7.51%	10,037	10,037	5.41%
Municipal obligations			2,399	2.78%	7,532	5.59%	24,105	6.70%	34,036	34,036	6.18%
Collateralized mortgage obligations	$106	2.60%			3,697	3.20%	31,309	4.70%	35,112	35,112	4.54%
Mortgage-backed securities	194	4.29%	396	3.75%	101	5.38%	7,294	5.20%	7,985	7,985	5.11%

Total securities available for sale	300	3.69%	13,717	3.66%	13,214	4.62%	64,869	5.55%	92,100	92,100	5.13%
Securities-held to-maturity:
Municipal obligations			265	7.33%					265	271	7.33%

Total securities held to maturity			265	7.33%					265	271	7.33%
Preferred – SFAS 159							108		108	108%

Total securities	300	3.69%	13,982	3.73%	13,214	4.62%	64,977	5.54%	92,473	92,479	5.13%
Interest-bearing deposits & Federal funds sold	4,155	0.59%							4,155	4,155	0.59%

Federal Home Loan Bank capital stock							2,000

Total	$4,455	0.80%	$13,982	3.73%	$13,214	4.62%	$66,977	5.37%	$96,628	$96,634	4.93%

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 8

Deposit Portfolio

As of September 30, 2009

And June 30, 2007 to 2009

	At September 30, 2009			At June 30,
				2009			2008			2007
	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total	Weighted Average Amount	Amount	Percent of Total	Weighted Average Amount
Noninterest checking	$18,902	9.69%	—	$15,002	8.01%	—	$14,617	8.17%	—	$13,694	7.62%	—
Passbook savings	26,979	13.83%	0.41%	26,445	14.13%	0.41%	23,906	13.37%	0.65%	22,521	12.54%	0.65%
NOW account/Interest bearing checking	34,785	17.83%	0.25%	32,665	17.45%	0.33%	30,721	17.18%	0.38%	30,954	17.23%	0.21%
Money market accounts	26,730	13.70%	0.30%	26,886	14.36%	0.64%	25,275	14.12%	1.75%	23,292	12.96%	2.12%

Total	107,395	55.05%	0.26%	100,997	53.95%	0.38%	94,518	52.85%	0.76%	90,460	50.35%	0.78%
Certificates of deposit accounts:
IRA certificates	23,447	12.02%	2.85%	23,121	12.35%	2.96%	22,108	12.36%	3.15%	21,534	11.99%	3.97%
Brokered certificates	—	—	—	—	—	—	—	—	—	4,411	2.46%	5.30%
Other certificates	64,238	32.93%	2.16%	63,081	33.70%	2.41%	62,225	34.79%	3.31%	63,242	35.20%	4.66%

Total certificates of deposit	87,685	44.95%	2.34%	86,202	46.05%	2.56%	84,333	47.15%	3.27%	89,187	49.65%	4.53%

Total deposits	$195,080	100.00%	1.19%	$187,199	100.00%	1.38%	$178,851	100.00%	1.94%	$179,647	100.00%	100.00%

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank pays interest rates on deposits that are competitive in the market. Interest rates on deposits are set weekly by senior management, based on a number of factors, including: projected cash flow; a current survey of a selected group of competitors’ rates for similar products; external data which may influence interest rates; investment opportunities and loan demand; and scheduled certificate maturities and loan and investment repayments.

Core deposits are deposits that are more stable and somewhat less sensitive to rate changes. They also represent a lower cost source of funds than rate sensitive, more volatile accounts such as certificates of deposit. The Bank believes core deposits are its checking, as well as NOW accounts, statement savings accounts, money market accounts and IRA accounts. Based on historical experience, the Bank includes IRA accounts funded by certificates of deposit as core deposits because they exhibit the principal features of core deposits in that they are stable and generally are not rate sensitive. Core deposits amounted to $130.84 million or 67.07% of American Federal Savings Bank’s deposits at September 30, 2009 ($107.39 million or 55.05% if IRA certificates of deposit are excluded). The presence of a high percentage of core deposits and, in particular, transaction accounts, is part of the Bank’s strategy to restructure its liabilities to more closely resemble the lower cost liabilities of a commercial bank. However, a significant portion of deposits remains in certificate of deposit form. These certificates of deposit, should they mature and be renewed at higher rates, would result in an increase in the cost of funds.

To supplement deposits as a source of funds for lending or investment, the Bank also borrows funds in the form of advances from the Federal Home Loan Bank of Seattle and other borrowings from PNC Financial Services, Inc. to supplement the Bank’s supply of lendable funds and to meet deposit withdrawal requirements.

FELDMAN FINANCIAL ADVISORS, INC.

During the fiscal year ended June 30, 2006, Eagle Bancorp formed a special purpose subsidiary, Eagle Bancorp Statutory Trust I (the “Trust”), for the purpose of issuing trust preferred securities in the amount of $5.0 million. Eagle Bancorp has issued subordinated debentures to the Trust, and the coupon on the debentures matches the dividend payment on the trust preferred securities. For regulatory purposes, the securities qualify as Tier 1 Capital, while for accounting purposes they are recorded as long term debt. The securities have a 30 year maturity and carry a fixed coupon of 6.02% for the first five years, at which time the coupon becomes variable, at a spread of 142 basis points over 3 month LIBOR.

Table 9 sets forth certain information regarding borrowings from the Federal Home Loan Bank of Seattle and PNC at the end of, and during, the periods indicated.

Equity Capital

As of September 30, 2009, American Federal Savings Bank’s regulatory capital was in excess of all applicable regulatory requirements and is considered “well capitalized” by regulatory standards. At September 30, 2009, American Federal Savings Bank’s tangible, core, and risk-based capital ratios amounted to 9.45%, 9.45, and 13.72%, respectively, compared to regulatory requirements of 1.5%, 3.0%, and 8.0%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Borrowings

At or for the Three Months Ended September 30, 2008 and 2009

and for the Years Ended June 30, 2007 to 2009

	At or For the Three Months Ended September 30,		At or For the Year Ended June 30,
	2009	2008	2009	2008	2007
FHLB Advances:
Average balance	$43,778	$40,351	$44,144	$21,964	$23,435
Maximum balance at any month-end	43,917	45,919	46,889	42,222	29,487
Balance at period end	43,639	45,919	44,056	42,222	16,000
Weighted average interest rate during the period	3.70%	3.72%	3.54%	4.21%	5.13%
Weighted average interest rate at period end	3.69%	3.70%	3.69%	3.57%	4.99%

Repurchase Agreements:
Average balance	23,000	23,000	23,000	21,347	5,493
Maximum balance at any month-end	23,000	23,000	23,000	23,000	14,000
Balance at period end	23,000	23,000	23,000	23,000	14,000
Weighted average interest rate during the period	4.66%	4.66%	4.66%	4.81%	4.64%
Weighted average interest rate at period end	4.66%	4.66%	4.66%	4.66%	4.69%

Other:
Average balance	—	1,081	628	401	143
Maximum balance at any month-end	—	2,760	3,900	3,000	3,800
Balance at period end	—	—	—	3,000	3,800
Weighted average interest rate during the period		2.18%	1.28%	3.79%	5.32%
Weighted average interest rate at period end		n/a	n/a	3.15%	5.32%

Total borrowings:
Average balance	66,778	64,432	67,772	43,712	29,071
Maximum balance at any month-end	66,917	68,919	73,789	68,222	36,695
Balance at period end	66,639	68,919	67,056	68,222	33,800
period	4.03%	4.03%	3.90%	4.50%	5.04%
Weighted average interest rate at period end	4.03%	4.02%	4.02%	3.94%	4.90%

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 10 displays the main components of the Company’s earnings performance over the years ended June 30, 2005 to 2009 and the three-month periods ending September 30, 2008 and 2009. Tables 11 set forth certain average balance and yield information relating to the Company at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the daily average balance of assets or liabilities, respectively, for the periods presented. Table 12 reflects the sensitivity of the Company’s interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated.

Table 10

Summary Income Statement Data

For the Years Ended June 30, 2005 to 2009

And for the Nine Months Ended September 30, 2008 and 2009

(Dollars in Thousands)

	For the Three Months Ended September 30,		For the Year Ended June 30,
	2009	2008	2009	2008	2007	2006	2005
Total interest income	$3,724	$3,816	$15,348	$14,098	$12,651	$10,506	$9,043
Total interest expense	1,341	1,580	6,115	6,662	5,966	3,792	2,563

Net interest income	2,383	2,236	9,233	7,436	6,685	6,714	6,480
Provision (credit) for loan losses	135	—	257	-175	—	—	—
Net interest income after provision for loan losses	2,248	2,236	8,976	7,611	6,685	6,714	6,480
Noninterest income	1,061	-504	2,999	2,224	2,261	2,165	2,059
Noninterest expense	2,103	1,849	8,563	7,063	6,614	6,645	6,181

Income (loss) before income taxes	1,206	-117	3,412	2,772	2,332	2,414	2,358
Income tax expense	362	-17	1,024	662	554	629	615

Net income (loss)	$844	($100)	$2,388	$2,110	$1,778	$1,785	$1,743

Earnings per share:
Basic	$0.79	($0.09)	$2.23	$1.97	$1.66	$1.66	$1.55

Diluted	$0.69	($0.08)	$1.96	$1.74	$1.47	$1.48	$1.45

Source: Eagle Montana, preliminary prospectus

FELDMAN FINANCIAL ADVISORS, INC.

Table 11

Average Balances and Yields

For the Three Months Ended September 30, 2008 and 2009

(Dollars in Thousands)

	For the Three Months Ended September 30,
	2009			2008
	Average Daily Balance	Interest and Dividends	Yield/ Cost(3)	Average Daily Balance	Interest and Dividends	Yield/ Cost(3)
Assets:
Interest-earning assets:
FHLB stock	$2,000	—	0.00%	$1,781	$7	1.57%
Loans receivable, net	171,262	2,708	6.32%	174,370	2,837	6.50%
Investment securities	84,983	1,008	4.74%	79,004	968	4.91%
Interest-bearing deposits with banks	8,123	8	0.44%	665	4	2.41%

Total interest-earning assets	266,368	3,724	5.59%	255,820	3,816	5.97%
Noninterest-earning assets	28,072			21,191

Total assets	$294,440			$277,011

Liabilities and Equity:
Interest-bearing liabilities:
Deposit accounts:
Money market	$27,103	41	0.61%	$25,692	111	1.73%
Passbooks	26,979	28	0.42%	24,093	39	0.65%
Checking	34,948	22	0.25%	30,958	30	0.39%
Certificates of deposit	85,772	521	2.43%	84,415	682	3.23%
Advances from FHLB and subordinated debt	70,647	730	4.13%	68,298	718	4.21%

Total interest-bearing liabilities	245,449	1,341	2.19%	233,456	1,580	2.71%
Non-interest checking	17,291			15,160
Other noninterest-bearing liabilities	2,889			3,291

Total liabilities	265,629			251,907
Total equity	28,811			25,104

Total liabilities and equity	$294,440			$277,011

Net interest income/interest rate spread(1)		2,383	3.40%		2,236	3.26%

Net interest margin(2)			3.58%			3.50%

Total interest-earning assets to interest bearing liabilities			108.52%			109.58%

(1)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2)	Net interest margin represents income before the provision for loan losses divided by average interest-earning assets.
(3)	Annualized

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 11 (continued)

Average Balances and Yields

For the Years Ended June 30, 2007 to 2009

(Dollars in Thousands)

	For the Year Ended June 30,
	2009			2008			2007
	Average Daily Balance	Interest and Dividends	Yield/ Cost	Average Daily Balance	Interest and Dividends	Yield/ Cost	Average Daily Balance	Interest and Dividends	Yield/ Cost
Assets:

Interest-earning assets:
FHLB stock	$1,891	$—	0.00%	$1,336	$16	1.20%	$1,315	$7	0.53%
Loan receivable, net	177,354	11,411	6.43%	165,470	10,905	6.59%	149,818	9,731	6.50%
Investment securities	79,432	3,922	4.94%	67,837	3,105	4.58%	66,723	2,863	4.28%
Interest-bearing deposits with banks	3,271	15	0.46%	1,587	63	3.97%	922	50	5.42%

Total interest-earning assets	261,948	$15,348	5.86%	236,230	$14,089	5.96%	218,778	$12,651	5.78%
Noninterest-earning assets	23,642			19,070			18,351

Total assets	$285,590			$255,300			$237,129

Liabilities and Equity:
Interest-bearing liabilities:
Deposit accounts:
Money market	$26,344	$308	1.17%	$21,981	$420	1.91%	$25,648	$525	2.05%
Passbooks	24,069	131	0.54%	22,965	150	0.65%	23,139	152	0.66%
Checking	32,994	114	0.35%	30,550	71	0.23%	30,789	63	0.20%
Certificates of deposit	86,666	2,608	3.01%	88,888	3,746	4.21%	83,753	3,451	4.12%
Advances from FHLB and subordinated debt	72,927	2,954	4.05%	48,867	2,266	4.64%	34,226	1,775	5.19%

Total interest-bearing liabilities	243,000	$6,115	2.52%	213,251	$6,653	3.12%	197,555	$5,966	3.02%
Non-interest checking	14,502			14,063			13,382
Other noninterest-bearing liabilities	2,117			2,403			2,189

Total liabilities	259,619			229,717			213,126
Total equity	25,971			25,583			24,003

Total liabilities and equity	$285,590			$255,300			$237,129

Net interest income/interest rate spread(1)		$9,233	3.34%		$7,436	2.84%		$6,685	2.76%

Net interest margin(2)			3.52%			3.15%			3.06%

Total interest-earning assets to interest bearing liabilities			107.80%			110.78%			110.74%

(1)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2)	Net interest margin represents income before the provision for loan losses divided by average interest-earning assets.

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Rate/Volume Analysis

	Three Months Ended September 30,			Year Ended June 30,
	Increase (Decrease)			Increase (Decrease)
	2009 vs. 2008			2009 vs. 2008			2008 vs. 2007
	Due to			Due to			Due to
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
Interest earning assets:
Loans receivable, net	($50)	($77)	($127)	$783	($277)	$506	$1,017	$157	$1,174
Investment securities	68	(31)	37	583	263	801	48	203	251
Interest-earning deposits with banks	18	(13)	5	67	(115)	(48)	36	(23)	13
Other earning assets	—	(7)	(7)	—	—	—	—	9	9

Total interest earning assets	36	(128)	(92)	1,388	(129)	1,259	1,101	346	1,447

Interest bearing liabilities:
Passbook, money market and checking accounts	21	(110)	(89)	96	(184)	(88)	(76)	(23)	(99)
Certificates of deposit	11	(172)	(161)	(94)	(1,044)	(1,138)	212	83	295
Borrowings	27	(15)	12	1,116	(428)	688	755	(255)	500

Total interest bearing liabilities	59	(297)	(238)	1,118	(1,656)	(538)	891	(195)	696

Change in net interest income	($23)	$169	$146	$270	$1,527	$1,797	$210	$541	$751

Source: Eagle Montana, preliminary prospectus.

Comparison of Operating Results for the Three Months Ended Sept. 30, 2009 and 2008

Net Income. Net income was $844,000 for the three months ended September 30, 2009. Because of the election to apply FASB ASC 825, the Company reported a net loss of $100,000 for the three months ended September 30, 2008, stemming primarily from a loss in value of Freddie Mac and Fannie Mae preferred stock investments for which the FASB ASC 825 election was applied. The return to profitability in the first quarter of the 2010 fiscal year reflected traditional core earnings and relatively small recovery in value in the holdings of Fannie Mae and Freddie Mac preferred stock of $84,000. While the Company continues to hold these securities, other value adjustments may occur in future periods under FASB ASC 825. The tax provision was $379,000 higher in the current quarter. Basic earnings per share were $0.79 for the current period, compared to a loss per share of $0.09 for the previous year’s period.

FELDMAN FINANCIAL ADVISORS, INC.

Net Interest Income. Net interest income increased to $2.4 million for the quarter ended September 30, 2009, from $2.2 million for the quarter ended September 30, 2008. This increase of $147,000 was the result of a decrease in interest expense of $239,000 partially offset by a decrease in interest and dividend income of $92,000.

Interest and Dividend Income. Total interest and dividend income was $3.7 million for the quarter ended September 30, 2009, compared to $3.8 million for the quarter ended September 30, 2008, representing a decrease of $92,000, or 2.41%. Interest and fees on loans decreased to $2.7 million for the three months ended September 30, 2009 from $2.8 million for the same period ended September 30, 2008. This decrease of $129,000, or 4.55%, was due to the decrease in the average balances of loans receivable for the quarter ended September 30, 2009. Average balances for loans receivable, net, for the quarter ended September 30, 2009 were $171.3 million, compared to $174.4 million for the previous year. This represents a decrease of $3.1 million, or 1.78%. The average interest rate earned on loans receivable decreased by 18 basis points, from 6.50% at September 30, 2008 to 6.32% at September 30, 2009. Interest and dividends on investment securities available-for-sale increased to $1.00 million for the quarter ended September 30, 2009 from $963,000 for the same quarter last year. Average balances on investments increased to $85.0 million for the quarter ended September 30, 2009, compared to $79.0 million for the quarter ended September 30, 2008. The average interest rate earned on investments decreased to 4.74% from 4.91%.

Interest Expense. Total interest expense decreased to $1.3 million for the quarter ended September 30, 2009, from $1.6 million for the quarter ended September 30, 2008, a decrease of $239,000, or 15.13%. Interest on deposits decreased to $611,000 for the quarter ended September 30, 2009, from $862,000 for the quarter ended September 30, 2008. This decrease of $251,000, or 29.12%,

FELDMAN FINANCIAL ADVISORS, INC.

was the result of a decrease in average rates paid on deposits from 2.09% at September 30, 2008, to 1.40% at September 30, 2009. All categories of deposits showed decreases in average rates paid. Average balances in interest-bearing deposit accounts increased to $174.8 million for the quarter ended September 30, 2009, compared to $165.2 million for the same quarter in the previous year. The increase in the average balance of FHLB and other borrowings resulted in an increase in interest paid on borrowings to $655,000 in the current quarter compared to $643,000 in the previous year’s quarter. The average rate paid on borrowings decreased from 4.21% for the quarter ended September 30, 2008 to 4.13% for the quarter ended September 30, 2009. The average rate paid on all liabilities decreased 52 basis points from the quarter ended September 30, 2008 to the quarter ended September 30, 2009.

Provision for Loan Losses. A provision of $135,000 was made for loan losses for the quarter ended September 30, 2009, and none in the quarter ended September 30, 2008. This is a reflection of the continued strong asset quality of American Federal Savings Bank’s loan portfolio, as non-performing loan ratios continue to be below peer averages. Total classified assets increased from $1.6 million at June 30, 2009 to $2.0 million at September 30, 2009. At quarter end, American Federal Savings Bank had $158,000 in other real estate owned and $5,000 in repossessed property.

Noninterest Income. Total noninterest income increased to $1. 1 million for the quarter ended September 30, 2009, from a negative $504,000 for the quarter ended September 30, 2008. As noted above, the loss for the three months ended September 30, 2008 stemmed primarily from a loss in value of Freddie Mac and Fannie Mae preferred stock investments for which the FASB ASC 825

FELDMAN FINANCIAL ADVISORS, INC.

election was applied. Income from the sale of loans increased to $440,000 from $183,000 due to $17.6 million more in mortgage loan sales in the current period versus last year’s period and a relatively small recovery in value in the holdings of Fannie Mae and Freddie Mac preferred stock.

Noninterest Expense. Noninterest expense increased by $254,000 or 13.74% to $2.1 million for the quarter ended September 30, 2009, from $1.8 million for the quarter ended September 30, 2008. This increase was primarily due to an increase in FDIC insurance premiums of $58,000 and an increase in salaries and employee benefits of $53,000. Other expense categories showed minor changes.

Income Tax Expense/Benefit. Income tax expense was $362,000 for the quarter ended September 30, 2009, compared to a benefit of $17,000 for the quarter ended September 30, 2008. The effective tax rate for the quarter ended September 30, 2009 was 30.02% and was 14.53% for the quarter ended September 30, 2008.

Comparison of Results of Operations for the Years Ended June 30, 2009 and 2008

Net Income. Net income was $2.4 million and $2.1 million for the years ended June 30, 2009 and 2008, respectively. This increase of $278,000, or 13.18%, was the result of an increase in net interest income of $1.797 million and an increase in net noninterest income of $775,000, offset by increases in noninterest expense of $1.5 million and the provision for loan losses of $257,000. Tax provision was $362,000 higher in 2009. Basic earnings per share for the year ended June 30, 2009 were $2.23, compared to $1.97 for the year ended June 30, 2008. Diluted earnings per share were $1.96 and $1.74 for 2009 and 2008, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Net Interest Income. Net interest income increased to $9.2 million for the year ended June 30, 2009, from $7.4 million for the previous year. This increase of $1.8 million, or 24.17%, was the result of an increase in interest income of $1.3 million and a decrease in interest expense of $547,000. This increase is mainly attributable a larger average balance of loans and investments and lower rates on deposits.

Interest and Dividend Income. Total interest and dividend income was $15.3 million for the year ended June 30, 2009, compared to $14.1 million for the year ended June 30, 2008, an increase of $1.3 million, or 8.87%. Interest and fees on loans increased to $11.4 million for 2009 from $10.9 million for 2008. This increase of $506,000, or 4.64%, was due primarily to the increase in the average balances on loans receivable for the year ended June 30, 2009. The average interest rate earned on loans receivable decreased by 16 basis points, to 6.43% from 6.59%. Average balances for loans receivable, net, for the year ended June 30, 2009 were $177.4 million, compared to $165.5 million for the previous year. This represents an increase of $11.9 million, or 7.18%. Interest and dividends on investment securities available-for-sale (“AFS”) increased to $3.9 million for the year ended June 30, 2009 from $3.1 million for the year ended June 30, 2008, an increase of $822,000, or 26.77%. This increase was the result of higher average interest rates on the AFS portfolio during the year, along with a higher average balance. Interest earned from deposits at other banks decreased slightly for the year ended June 30, 2009 due to much lower rates. Interest and dividends on investments held-to-maturity (HTM) also experienced a slight decline.

Interest Expense. Total interest expense decreased to $6.1 million for the year ended June 30, 2009 from $6.7 million for the year ended June 30, 2008, a decrease of $547,000, or 8.2%. Interest on deposits decreased to $3.2 million for the year ended

FELDMAN FINANCIAL ADVISORS, INC.

June 30, 2009 from $4.4 million for the year ended June 30, 2008. This decrease of $1.2 million, or 27.95%, was due primarily to a decrease on average rates paid. The average cost of deposits decreased 81 basis points, to 1.86% in 2009 from 2.67% in 2008. Certificates of deposit were the only category to show a decrease in average balances in 2009. An increase in the average balance of borrowings was partially offset by a decrease in the average rate paid and resulted in an increase in interest paid on borrowings to $3.0 million for the year ended June 30, 2009 from $2.3 million for the year ended June 30, 2008. The average balance of borrowings increased to $72.9 million for the year ended June 30, 2009, compared to $48.9 million for the year ended June 30, 2008 and resulted principally from an increase in FHLB borrowings. The average rate paid on borrowings decreased to 4.05% in 2009 from 4.64% in 2008.

Provision for Loan Losses. A provision to increase the allowance for loan losses by $257,000 was made for the year ended June 30, 2009 while an adjustment of $175,000 was made to reduce the allowance for loan loss for the year ended June 30, 2008.

Noninterest Income. Total noninterest income increased to $3.0 million for the year ended June 30, 2009, from $2.2 million for the year ended June 30, 2008, an increase of $775,000 or 34.85%. This increase was primarily due to an increase in gain on sale of loans of $1.4 million offset by recognized losses of $785,000 on Freddie Mac and Fannie Mae preferred stock that is accounted for under FASB ASC 825. The preferred stock of Freddie Mac and Fannie Mae currently held by the bank constitutes $25,000 or .009% of total assets as of June 30, 2009. Net gain on sale of loans increased due to significant refinance activity that occurred particularly in the third and fourth quarters of the fiscal year. Service charges on deposit accounts increased $34,000 to $745,000 for the year ended

FELDMAN FINANCIAL ADVISORS, INC.

June 30, 2009 from $711,000 for the year ended June 30, 2008. This was primarily due to an increase in overdraft protection fees. Other noninterest income increased $43,000 to $652,000, primarily due to increased fee income on electronic payments and higher fee income on loan products. The single largest item in other noninterest income is earnings from bank owned life insurance of $264,000.

Noninterest Expense. Noninterest expense increased by $1.5 million or 21.23% to $8.6 million for the year ended June 30, 2009 from $7.1 million for the year ended June 30, 2008. This increase was primarily due to increases in salaries and benefits of $446,000, federal deposit insurance premiums of $287,000, amortization of mortgage servicing rights of $285,000, and advertising expense of $101,000. The increase in salaries and benefits was due to normal pay raises and incentive pay related to mortgage originations. Federal deposit insurance increased due to the special assessment applied to institutions in June 2009 and other premium increases assessed effective January 2009. The amortization of mortgage servicing rights increased due to the increase in loan prepayments that resulted from the significant increase in refinance activity, and advertising expenses were higher due to increased promotion of deposit products. Other categories of noninterest expense showed modest changes.

Income Tax Expense. Eagle’s income tax expense was $1.0 million for the year ended June 30, 2009, compared to $662,000 for the year ended June 30, 2008. The effective tax rate for the year ended June 30, 2009 was 30.0% as opposed to 23.9% for the year ended June 30, 2008.

FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

Because the majority of the Company’s assets and liabilities are sensitive to changes in interest rates, a significant form of market risk for the Company is interest rate risk, or changes in interest rates. Notwithstanding the unpredictability of future interest rates, management expects that changes in interest rates may have a significant, adverse impact on net interest income.

The Company’s ability to make a profit largely depends on its net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between the interest income earned on interest-earning assets, such as loans and securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

In addition to the asset/liability committee, the board of directors reviews the asset and liability policies. The board of directors reviews interest rate risk and interest rate trends quarterly, as well as liquidity and capital ratio requirements. Management administers the policies and determinations of the board of directors with respect to asset and liability goals and strategies. The Company’s asset and liability policy and strategies are expected to continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Table 13 presents the Bank’s net portfolio value (“NPV”) as of September 30, 2009. The net portfolio values shown in this table were calculated by the Office of Thrift Supervision, based on information provided by the Bank.

As shown in Table 13, a rising interest rate scenario of 100 basis points would have a negative effect on the Company’s NPV. Under this scenario, NPV would decrease to a ratio of 12.18% of assets. In the event of a 200 basis point increase in interest rates, the

FELDMAN FINANCIAL ADVISORS, INC.

resulting NPV ratio would be 10.74%. A downward movement in market rates by 100 basis points would result in a positive impact on NPV with the Company’s NPV ratio measuring 13.63% under this declining rate scenario. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared.

Table 13

Interest Rate Risk Analysis

Net Portfolio Value

Changes in Market Interest Rates	Net Portfolio Value as % of PV of Assets
	At September 30, 2009 Projected NPV	Board Policy Limit (if applicable)
(Basis Points)
		Must be at least:
+400	N/A
+300	8.93%	7.00%
+200	10.74%	8.00%
+100	12.18%	9.00%
0	—	—
-100	13.63%	10.00%

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Asset Quality

Table 14 provides information regarding the Bank’s nonperforming loans, other nonperforming assets. Tables 15 and 16 detail the Bank’s allowance for loan loss reserves and the allocation of the reserve among loan types for the periods ending June 30, 2005 to 2009 and at September 30, 2009. At September 30, 2009, the allowance for loan losses totaled $625,000, nonperforming loans totaled $1.4 million, and the ratio of allowance for loan losses to nonperforming loans was 39.6%.

The Company’s overall asset quality has remained excellent over the recent years. As of September 30, 2009, nonperforming loans (“NPLs”) measured $1.4 million or 0.93% of total loans and 0.52% of total assets. At September 30, 2009, the nonperforming loans were comprised primarily of commercial real estate loans totaling $948,000. The Company had $158,000 of foreclosed assets at September 30, 2009.

Management, in compliance with regulatory guidelines, conducts an internal loan review program, whereby loans are placed or classified in categories depending upon the level of risk of nonpayment or loss. These categories are special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish an allowance for loan losses in an amount that is deemed prudent. When management classifies a loan as a loss asset, a reserve equal to 100% of the loan balance is required to be established or the loan is required to be charged-off. The allowance for loan losses is composed of an allowance for both inherent risk associated with lending activities and specific problem assets.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14

Nonperforming Asset Summary

As of September 30, 2009

And June 30, 2005 to 2009

(Dollars in Thousands)

	At Sept. 30	At June 30,
	2009	2009	2008	2007	2006	2005
Non-accrual loans
Real estate loans:
Residential mortgage (1-4 family)	$38	$265	$32	$—	$80	$98
Real estate construction	—	—	—	—	—	—
Commercial real estate and land	948	527	—	—	—	87
Home equity	—	—	—	—	—	—
Consumer	76	26	—	21	5	—
Commercial business loans	177	184	—	—	260	249
Accruing loans delinquent 90 days or more	171	251	—	191	114	67

Total nonperforming loans	1,410	1,253	32	212	459	501
Real estate owned	158	—	—	—	—	—

Total nonperforming assets	$1,568	$1,253	$32	$212	$459	$501

Total nonperforming loans to net loans	0.93%	0.75%	0.02%	0.13%	0.33%	0.47%
Total nonperforming loans to total assets	0.52%	0.43%	0.01%	0.09%	0.20%	0.24%
Total nonperforming assets to total assets	0.52%	0.43%	0.01%	0.09%	0.20%	0.24%

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15

Allowance for Loan Loss Summary

As of September 30, 2008 to 2009

And as of June 30, 2005 to 2009

(Dollars in Thousands)

	Three Months Ended September 30,		Year Ended June 30,
	2009	2008	2009	2008	2007	2006	2005
Balance at beginning of period:	$525	$300	$300	$518	$535	$573	$628
Provision for loan losses	135	—	257	(175)	—	—	—
Reclassification to repossessed property reserve	—	(3)	—	—	—	(15)	(15)
Loans charged-off:
Real estate loans	—	—	—	—	—	—	(15)
Home equity	(28)	—	—	—	—	—	—
Consumer	(8)	—	(47)	(54)	(29)	(48)	(50)
Commercial business loans	—	—	—	—	—	—	—
Recoveries:	—	—	—	—	—	—	—
Real estate loans	—	—	—	—	—	—	—
Home equity	—	—	—	—	—	—	—
Consumer	1	3	15	11	12	25	10
Commercial business loans	—	—	—	—	—	—	—

Net (charge-offs) recoveries	(35)	0	(32)	(43)	(17)	(23)	(40)

Balance at end of period	$625	$300	$525	$300	$518	$535	$573

Allowance for loan losses to total loans	0.37%	0.17%	0.31%	0.18%	0.33%	0.38%	0.53%
Allowance for loan losses to total nonperforming loans	39.56%	400.00%	41.90%	937.50%	244.34%	141.91%	132.03%
Net charge-offs to average loans outstanding during the period	0.02%	0.00%	-0.02%	-0.03%	-0.01%	-0.02%	-0.05%

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

Allocation of Allowance for Loan Losses

As of September 30, 2009

And June 30, 2005 to 2009

(Dollars in Thousands)

			At June 30,
	At Sept. 30, 2009		2009		2008		2007		2006		2005
	Amount	Loan Category as a % of Total Loans	Amount	Loan Category as a % of Total Loans	Amount	Loan Category as a % of Total Loans	Amount	Loan Category as a % of Total Loans	Amount	Loan Category as a % of Total Loans	Amount	Loan Category as a % of Total Loans
Real estate loans:
Residential mortgage (1-4 family)	$187	29.92%	$190	47.26%	$133	51.53%	$189	51.68%	$60	53.71%	$51	52.68%
Real estate construction	15	2.40%	10	2.77%	10	4.35%	13	5.20%	3	4.88%	3	13.77%
Commercial real estate and land	198	31.68%	158	21.90%	34	16.75%	27	16.16%	8	13.20%	19	2.53%

Total real estate loans	400	64.00%	358	71.93%	177	72.62%	229	73.04%	71	71.79%	73	68.99%
Home equity	70	11.20%	67	17.11%	62	16.65%	48	15.74%	37	14.29%	8	15.66%
Consumer	118	18.88%	68	6.46%	51	6.87%	141	7.21%	245	8.36%	327	10.17%
Commercial business	37	5.92%	32	4.50%	10	3.86%	100	4.01%	182	5.56%	165	5.20%

Total other loans	225	36.00%	167	28.07%	123	27.38%	289	26.96%	464	28.21%	500	31.01%

Total	$625	100.00%	$525	100.00%	$300	100.00%	$518	100.00%	$535	100.00%	$573	100.00%

Source: Eagle Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Management’s evaluation of the classification of assets and the adequacy of the allowance for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. In addition, each loan that exceeds $500,000 is monitored more closely.

American Federal Savings Bank segregates its loan portfolio for loan losses into the following broad categories: real estate loans (consisting of one- to four-family residential mortgages, real estate construction, commercial real estate and land), home equity loans, consumer loans and commercial business loans. American Federal Savings Bank provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based on historical analyses and other factors such as volume and severity of delinquencies, local and national economy, underwriting standards, and other factors. A supplemental portion of the allowance is calculated for inherent losses, which probably exist as of the evaluation date even though they might not have been identified by the more objective processes, used. This is due to the risk of error and/or inherent imprecision in the process.

This portion of the allowance is particularly subjective and requires judgments based on qualitative factors, which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and non-accruals; trends in volume; terms and portfolio mix; new credit products; changes in lending policies and procedures; and changes in the outlook for the local, regional and national economy.

At least quarterly, management of American Federal Savings Bank evaluates the need to establish reserves against losses on loans and other assets based on estimated losses on specific loans and on any real estate owned when a finding is made that a loss is

FELDMAN FINANCIAL ADVISORS, INC.

estimable and probable. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers; among other matters; the estimated market value of the underlying collateral of problem loans; prior loss experience; economic conditions; and overall portfolio quality. Provisions for, or adjustments to, estimated losses are included in earnings in the period they are established.

While the Bank believes it has established the existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that bank regulators, in reviewing the loan portfolio, will not request a significant increase in the allowance for loan losses, or that general economic conditions, a deteriorating real estate market, or other factors will not cause the Bank to significantly increase its allowance for loan losses, therefore negatively affecting the Bank’s financial condition and earnings.

In making loans, the Bank recognize that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan. It is policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The Company is headquartered in Helena, Montana, and operates seven full service retail-banking offices, including the main office. The full service branches are located in Helena, Skyway (opened 2009), Bozeman (opened 1980 and 2009), Butte (opened 1979) and Townsend (opened 1979), Montana.

Montana is one of the largest states in terms of land mass but ranks as one of the least populated states. The current population estimate for the state 973,235 as of 2009. Helena, which serves as both the county seat of Lewis and Clark County and the capital of the state, has a population of approximately 61,229 as of 2009 and is located within 120 miles of four of Montana’s other five largest cities: Missoula, Great Falls, Bozeman and Butte. Helena is approximately midway between Yellowstone and Glacier National Parks. The Helena economy has shown moderate growth, in terms of both employment and income. State government and the numerous offices of the federal government comprise the largest employment sector. Helena also has significant employment in the service industries. Specifically, it has evolved into a central health care center with employment in the medical and the supporting professions as well as the medical insurance industry. The local economy is also dependent to a lesser extent upon ranching and agriculture.

Table 17 displays selected demographic data for the United States, the state of Montana, Lewis and Clark County and Helena, Montana. Household and per capita income levels for both Lewis and Clark County and the city of Helena were above the comparable demographic data for the state of Montana but trailed the figures for the United States. The median household income for

FELDMAN FINANCIAL ADVISORS, INC.

Lewis and Clark County was estimated at $46,326 in 2009, compared to the state median household income level of $40,864 and $54,719 for the United States.

Bozeman is approximately 95 miles southeast of Helena. It is located in Gallatin County, which has a population of approximately 80,900. Bozeman is home to Montana State University and achieved its growth in part due to the growth of the University. In addition, increased tourism for resort areas in and near Bozeman has assisted in the growth of the region. Agriculture, however, remains an important part of Bozeman’s economy. Bozeman has become an attractive location for retirees, primarily from the West Coast, owing to its many winter and summer recreational opportunities and the presence of the University.

Butte, Montana is approximately 64 miles southwest of Helena. Butte and the surrounding Silver-Bow County have a population of approximately 32,800. Butte’s economy is somewhat reliant on the mining industry and the economy has been volatile from the fluctuations in metal and mineral commodity prices.

Townsend is the smallest community in which the Bank operates. It has a population of about 2,000 and many of its residents commute to other Montana locations for work. Other employment in Townsend is primarily in agriculture and services. Townsend is approximately 32 miles southeast of Helena.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Selected Demographic Data

United States, Montana, Lewis and Clark County and City of Helena

	United States	State of Montana	Lewis and Clark County	City of Helena
Total Population
2009 - Current	309,731,508	973,235	61,229	26,459
% Change 2000-09	10.1%	7.9%	9.9%	2.6%
% Change 2009-14	4.6%	4.2%	4.9%	2.2%

Age Distribution, 2008
0 -14 Age Group	20.2%	18.6%	18.6%	16.3%
15 -34 Age Group	27.3%	26.2%	25.5%	28.1%
35 -54 Age Group	28.4%	28.2%	29.6%	26.4%
55+ Age Group	24.2%	27.0%	26.3%	29.2%
Median Age (years)	36.9	39.4	40.0	40.2

Total Households
2009 - Current	116,523,156	390,009	25,460	12,054
% Change 2000-09	10.5%	8.7%	11.4%	4.5%
% Change 2009-14	4.8%	4.7%	5.5%	3.0%

Total Household Income
$0-25K Households (%)	20.9%	28.8%	22.8%	25.8%
$25-50K Households (%)	24.5%	31.4%	30.9%	28.6%
$50-100K Households (%)	35.3%	31.1%	35.8%	34.4%
$100K+ Households (%)	19.3%	8.8%	10.6%	11.3%
Median Household Net Worth	$97,724	$58,422	$79,734	$60,847

Average Household Income
2009 - Current	$71,437	$51,691	$56,277	$56,465
% Change 2000-09	26.1%	21.7%	23.9%	28.3%
% Change 2009-14	4.2%	2.3%	1.4%	1.7%

Median Household Income
2009 - Current	$54,719	$40,864	$46,326	$44,933
% Change 2000-09	29.8%	23.6%	23.8%	30.7%
% Change 2009-14	4.1%	4.0%	2.3%	3.7%

Per Capita Income
2009 - Current	$27,277	$21,013	$23,646	$26,159
% Change 2000-09	26.4%	22.5%	26.0%	30.7%
% Change 2009-14	4.5%	2.8%	2.0%	2.7%

Unemployment Rate (%)
September 2009	9.8%	5.9%	4.3%	NA
December 2008	7.2%	5.5%	3.9%	NA
December 2007	4.9%	4.2%	3.0%	NA

Source: SNL Financial and ESRI.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18 summarizes deposit market data for all commercial banks and thrift institutions with offices in the counties in which the Bank operates. Based on deposit data as of June 30, 2009 and adjusted for any subsequent merger transactions, the Company ranked fifth among the financial institutions operating in Lewis and Clark County. As of such date, the Company had total deposits of $90.7 million in the county, which reflected a 9.05% market share based on the region’s total deposits of $1.0 billion. Three commercial banks occupied the top of the market share rankings of deposits in the county. Mountain West Financial Corp., Glacier Bancorp, Inc., and Wells Fargo & Co. held market shares of 29.6%, 19.4%, and 18.8%, respectively. Eagle is the only thrift operating in this market.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

Deposit Market Share by County

Data as of June 30, 2008 and 2009

(adjusted for pending and completed mergers)

Lewis and Clark, MT
2009 Rank	2008 Rank	Institution (ST)	Type	2009 Number of Branches	2009 Total Deposits in Market ($000)	2009 Total Market Share (%)	2008 Total Deposits in Market ($000)	2008 Total Market Share (%)
1	1	Mountain West Financial Corp. (MT)	Bank	5	296,465	29.59	290,205	29.11
2	2	Glacier Bancorp Inc. (MT)	Bank	6	194,331	19.40	187,694	18.83
3	4	Wells Fargo & Co. (CA)	Bank	4	188,800	18.84	162,694	16.32
4	3	U.S. Bancorp (MN)	Bank	1	102,416	10.22	167,412	16.79
5	5	Eagle Bancorp (MHC) (MT)	Thrift	3	90,684	9.05	84,810	8.51
6	7	First Interstate BancSystem (MT)	Bank	2	55,958	5.59	35,415	3.55
7	6	F.S.B. Holding Co. (MT)	Bank HC	1	42,061	4.20	38,816	3.89
8	9	Lincoln Holding Co. (MT)	Bank HC	1	11,412	1.14	10,192	1.02
9	8	Countricorp (MT)	Bank HC	1	11,182	1.12	12,207	1.22
10	10	First Community Bancorp Inc. (MT)	Bank HC	1	8,613	0.86	7,421	0.74

		Total For Institutions In Market		25	1,001,922	100.00	996,866	100.00

Silver Bow, MT
2009 Rank	2008 Rank	Institution (ST)	Type	2009 Number of Branches	2009 Total Deposits in Market ($000)	2009 Total Market Share (%)	2008 Total Deposits in Market ($000)	2008 Total Market Share (%)
1	1	Wells Fargo & Co. (CA)	Bank	2	112,730	22.03	112,127	23.30
2	2	U.S. Bancorp (MN)	Bank	1	102,726	20.07	85,191	17.70
3	3	Glacier Bancorp Inc. (MT)	Bank	3	87,349	17.07	84,763	17.61
4	4	First National Bancorp Inc. (MT)	Bank HC	1	70,835	13.84	66,917	13.90
5	5	Butte Bank Shares Inc. (MT)	Bank HC	2	56,270	10.99	55,669	11.57
6	6	Eagle Bancorp (MHC) (MT)	Thrift	1	50,971	9.96	51,244	10.65
7	7	Flint Creek Holding Company (MT)	Bank HC	1	15,971	3.12	15,220	3.16
8	8	Bridger Co. (MT)	Bank HC	1	14,928	2.92	10,128	2.10

		Total For Institutions In Market		12	511,780	100.00	481,259	100.00

Gallatin, MT
2009 Rank	2008 Rank	Institution (ST)	Type	2009 Number of Branches	2009 Total Deposits in Market ($000)	2009 Total Market Share (%)	2008 Total Deposits in Market ($000)	2008 Total Market Share (%)
1	1	Inter-Mountain Bancorp. Inc. (MT)	Bank HC	8	385,560	22.08	350,212	21.90
2	2	First Interstate BancSystem (MT)	Bank	5	251,882	14.42	193,031	12.07
3	3	Glacier Bancorp Inc. (MT)	Bank	5	180,525	10.34	192,167	12.02
4	4	Guaranty Dev. Co. (MT)	Bank HC	3	171,256	9.81	163,502	10.22
5	5	Wells Fargo & Co. (CA)	Bank	2	122,319	7.00	121,458	7.59
6	7	MSB Financial Inc. (MT)	Bank HC	4	105,236	6.03	93,754	5.86
7	6	U.S. Bancorp (MN)	Bank	2	101,937	5.84	98,645	6.17
8	8	Stockman Financial Corp. (MT)	Bank HC	2	93,265	5.34	76,392	4.78
9	9	Bozeman Bancorp Inc. (MT)	Bank HC	1	70,006	4.01	67,567	4.23
10	10	Flathead Hldg Co. of Bigfork (MT)	Bank HC	2	64,347	3.68	63,753	3.99
13	13	Eagle Bancorp (MHC) (MT)	Thrift	2	33,236	1.90	30,841	1.93
		All Other Institutions		7	166,956	9.56	147,891	9.25

		Total For Institutions In Market		43	1,746,525	100.00	1,599,213	100.00

Broadwater, MT
2009 Rank	2008 Rank	Institution (ST)	Type	2009 Number of Branches	2009 Total Deposits in Market ($000)	2009 Total Market Share (%)	2008 Total Deposits in Market ($000)	2008 Total Market Share (%)
1	1	S.B.T. Financial Inc. (MT)	Bank HC	1	36,661	73.92	34,561	73.41
2	2	Eagle Bancorp (MHC) (MT)	Thrift	1	12,937	26.08	12,520	26.59

		Total For Institutions In Market		2	49,598	100.00	47,081	100.00

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

Over the past few years, the Company has produced strong financial performance with earnings above the industry median and low levels of non-performing assets. Management believes the Company is able to obtain a competitive advantage against its competitors based upon the following:

•	A strong and experienced management team and a team of dedicated and qualified personnel to support the growth of the Company.

•	High level of core deposits.

•	Strong asset quality.

•	Operates in a market that has a relatively healthy economic climate.

Going forward, management is focused on the following:

•

Continue to diversify the loan portfolio by emphasizing recent growth in commercial real estate and commercial business loans as a complement to traditional single-family residential real estate lending.

•	Continue to emphasize core deposits as a main source of funding.

•	Maintaining strong asset quality, exercising prudent loan underwriting, and administration standards.

•	Expand the Company’s geographic reach through complementary acquisitions and de novo branching.

•	Increase capital to support future growth and using the capital raised to take advantage of strategic growth and acquisition opportunities.

•	Continue to operate as a community-oriented independent financial institution that offers a broad array of financial services with high levels of customer service.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY HELD THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Company because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings and second-stage offerings of thrifts are also examined to provide evidence of the “new issue discount” or “marketability” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for all public thrifts are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly held thrifts.

•

Operating characteristics – An institution's operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of industry consolidation is currently embedded in thrift equity valuations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

FELDMAN FINANCIAL ADVISORS, INC.

The operations of the Company fit the general profile of a profitable, full service community bank that offers both retail and commercial loan and deposit products in all of its markets. While residential mortgages remain the core product in the Company’s loan portfolio, commercial real estate, commercial business and home equity lending have increased over the past five years.

In determining the Comparative Group composition, we focused on the Company’s corporate structure, asset size, profitability, and equity level. As with any composition of a group of comparable companies, we broadened the selection criteria sufficiently to assemble a meaningful number of members for inclusion. Specifically, we applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on a major stock exchange or listed on NASDAQ.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Ownership profile – fully-converted thrifts (excludes mutual holding companies).

•	Current financial data – publicly reported financial data available as of September 30, 2009.

•	Asset size – total assets less than $1.0 billion.

•	Profitability measure – net income measuring greater than 0.50% relative to average assets for the year-to-date period ending September 30, 2009.

•	Capital level – tangible equity to assets ratio greater than 8.0%

•	Asset quality – Non-performing assets as a percentage of total assets less than 1.5%.

FELDMAN FINANCIAL ADVISORS, INC.

To include one western thrift in the Comparative Group, we eliminated the asset quality selection criteria.

Due to the lack of thrifts located in the western mountain states (MT, OR, WA, ND, SD, UY, WY, CO and ID), we did not place a great emphasis on geography. Outside of the Company, there are no publicly traded thrifts in Montana, and only eight in the mountain states, with five headquartered in the state of Washington. All eight of these thrifts are greater than $700 million in asset size and four of the eight were greater than $1.0 billion in asset size. Only two of the eight generated returns of greater than 0.50% ROA and one of them was included in the Comparative Group.

As a result of applying the above criteria, the screening process produced a reliable representation of publicly traded thrifts with operations comparable to those of the Company. A general operating summary of the ten members selected for the Comparative Group is presented in Table 19

The companies in the Comparative Group were drawn from across the United States with four located in the Mid-Atlantic region (two in Pennsylvania and two from New York), one from the Midwest (Missouri), one from the Northeast (Massachusetts), three from the Southeast (all in Louisiana) and one from the West (Idaho). The asset sizes of the selected companies range from $332.2 million at Louisiana Bancorp, Inc. to $827.9 million at Home Federal Bancorp, Inc. The median asset size of the Comparative Group was $519.7 million, larger than the Company’s asset size of $300.7 million.

FELDMAN FINANCIAL ADVISORS, INC.

In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited well above-average profitability ratios, slightly higher capital ratios, with lower levels of problem assets when compared to national medians. While some differences inevitably may exist between the Company and the individual companies, we believe that the chosen Comparative Group as a whole provides a meaningful basis of financial comparison for valuation purposes.

Table 19

Comparative Group Operating Summary

As of September 30, 2009

Company	City	State	No. of Offices	Initial Conversion Date	Total Assets ($000s)	Equity/ Assets (%)
Eagle Montana	Helena	MT	7	04/05/00	300,680	10.12

Elmira Savings Bank, FSB	Elmira	NY	10	03/01/85	505,896	10.73
Home Bancorp, Inc.	Lafayette	LA	11	10/03/08	533,410	24.86
Home Federal Bancorp, Inc.	Nampa	ID	24	12/20/07	827,899	25.32
Liberty Bancorp, Inc.	Liberty	MO	10	07/24/06	384,243	11.26
Louisiana Bancorp, Inc.	Metairie	LA	3	07/10/07	332,237	23.82
LSB Corporation	North Andover	MA	8	NA	806,953	9.46
Rome Bancorp, Inc.	Rome	NY	5	03/30/05	338,035	17.81
Teche Holding Company	New Iberia	LA	20	04/19/95	765,071	9.34
TF Financial Corporation	Newtown	PA	14	07/13/94	711,849	10.05
WVS Financial Corp.	Pittsburgh	PA	6	11/29/93	369,989	8.37

Source: Eagle Montana; SNL Financial; Feldman Financial.

Source: Eagle Montana; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 20 summarizes certain key financial comparisons between the Company and the Comparative Group. Tables 21 through 25 contain the detailed financial comparisons of the Company with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates. Financial data for the Company, the Comparative Group, and All Public Thrift aggregate were utilized as of or for the most recent available last twelve month (“LTM”) period ending September 30, 2009.

The Company’s LTM return on average assets was 1.15%, reflecting a profitability measure above the Comparative Group median of 0.84% and significantly higher than the All Public Thrift median of 0.23%. The Company’s stronger earnings level was attributable primarily to level of net interest income and higher level of non-interest income aided by its high level of gains on sales of loans and fees related to servicing. All members of the Comparative Group exhibited an LTM ROAA below than the Company’s profitability ratio. The Company’s LTM return on average equity at 12.54% also compared favorably to the Comparative Group median of 5.21% and the All Public Thrift median of 1.52%.

The Company’s net interest income level of 3.25% relative to average assets was positioned above the Comparative Group median of 2.68% and the All Public Thrift median of 2.94%. The Company’s higher level of net interest income production was attributable primarily by its higher yield on earning assets and comparable level of cost of interest-bearing liabilities as compared to both the Comparative Group and the All Public Group. The Company’s net interest spread of 3.37% was slightly lower than the Comparative Group median of 3.55% but above the All Public Thrift median of 2.88%.

FELDMAN FINANCIAL ADVISORS, INC.

The Company’s earning asset yield measured 5.76% and exceeded the Comparative Group median of 5.68% and the All Public Thrift median of 5.41%. The Company’s higher asset yield resulted from having a larger concentration of non-mortgage loans and a lower percentage of residential mortgage loans as a percentage of total loans as compared to the Comparative Group. The Company’s ratio of non-mortgage loans to total loans measured 31.6% compared to the Comparative Group median of 26.7%. The Company’s ratio of residential mortgages to total loans measured 45.4% as compared to median of 54.8% for the Comparative Group. The Company’s cost of interest-bearing liabilities at 2.39% was comparable to the Comparative Group median cost of funds of 2.37% and below the All Public Thrift median of 2.55%. The Company’s level of borrowed funds was above the Comparative Group’s median debt utilization. Borrowings measured 23.9% of the Company’s assets and 15.9% for the Comparative Group median and 16.0% for the All Public Thrift median.

The Company’s non-interest operating income totaled 1.36% of average assets, exceeding the Comparative Group and All Public Thrift medians of 0.41% and 0.54%, respectively. Fees and service charges and servicing income revenue were the largest contributors to the Company’s non-interest revenue.

FELDMAN FINANCIAL ADVISORS, INC.

Table 20

Key Financial Comparisons

Eagle Bancorp Montana and the Comparative Group

As of or for the Last Twelve Months Ended September 30, 2009

	Eagle Bancorp Montana	Comp. Group Median	All Public Thrift Median

Profitability
LTM Return on Average Assets	1.15%	0.84%	0.23%
LTM Return on Average Equity	12.50	5.21	1.52
Core Return on Average Assets	1.18	0.82	0.28
Core Return on Average Equity	12.87	5.63	2.16

Income and Expense (% of avg. assets)
Total Interest Income	5.28	5.23	5.11
Total Interest Expense	2.03	2.44	2.23

Net Interest Income	3.25	2.68	2.94
Provision for Loan Losses	0.14	0.21	0.47
Other Operating Income	1.35	0.41	0.54
Net Gains and Nonrecurring Income	0.86	0.04	0.04
General and Administrative Expense	2.78	2.88	2.81
Intangibles Amortization Expense	0.00	0.00	0.00
Nonrecurring Expense	0.05	0.04	0.05
Pre-tax Core Earnings	1.69	1.03	0.32
Efficiency Ratio	60.40	66.33	68.20

Yield-Cost Data
Yield on Interest-earning Assets	5.76	5.68	5.41
Cost of Interest-bearing Liabilities	2.37	2.37	2.55

Net Interest Spread	3.37	3.55	2.88

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	92.72	93.25	92.93
Avg. Interest-bearing Liabilities	85.22	80.55	82.69

Avg. Net Interest-earning Assets	7.20	10.30	10.25

FELDMAN FINANCIAL ADVISORS, INC.

Table 20 (continued)

Key Financial Comparisons

Eagle Bancorp Montana and the Comparative Group

As of or for the Last Twelve Months Ended September 30, 2009

	Eagle Bancorp Montana	Comp. Group Median	All Public Thrift Median

Balance Sheet Composition (% of total assets)
Cash and Securities	34.08%	29.54%	20.50%
Loans Receivable, net	57.19	63.75	72.21
Real Estate	0.05	0.12	0.23
Intangible Assets	0.00	0.00	0.08
Other Assets	8.00	5.11	4.46
Total Deposits	64.88	67.32	71.53
Borrowed Funds	23.88	15.91	15.95
Other Liabilities	1.12	1.09	0.94
Total Equity	10.12	11.00	10.00

Loan Portfolio (% of total loans)
Residential Mortgage Loans	45.44	54.78	36.79
Other Real Estate Mortgage Loans	22.96	28.81	33.69
Non-mortgage Loans	31.60	26.68	29.52

Growth Rates
Total Assets	5.86	7.71	3.33
Total Loans	(4.82)	4.23	(0.04)
Total Deposits	6.55	7.28	8.28

Regulatory Capital Ratios
Tier 1 Leverage Ratio	9.45	9.39	8.80
Tier 1 Risk-based Capital	13.43	14.40	12.22
Total Risk-based Capital	13.72	15.47	13.32

Credit Risk Ratios
Nonperforming Loans / Total Loans	0.73	0.93	2.46
Nonperforming Assets / Total Assets	0.47	0.66	2.01
Reserves / Total Loans	0.36	1.07	1.29
Reserves / Nonperforming Assets	44.36	93.11	47.20

Source: Eagle Bancorp; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

The Company’s provision for loan losses measured 0.14% of average assets, as compared to the Comparative Group median of 0.21% and the All Public Thrift median of 0.47%. The Company’s nonperforming asset ratio measured 0.47% of total assets versus the Comparative Group median of 0.66% and All Public Thrift median of 2.01%. The Company’s nonperforming loan ratio as a percent of gross loans was 0.73% and was below the corresponding Comparative Group median of 0.93% and the All Public Thrift median of 2.46%. The Company maintained a lower level of loan loss reserves at 0.36% of total loans versus the Comparative Group median of 1.07% and the All Public Thrift median of 1.09%.

The Company’s operating expense ratio was lower than both the Comparative Group and All Public Group medians. The Company’s general and administrative expense ratio was 2.78% as compared to the Comparative Group median of 2.88% and the All Public Thrift median of 2.81%. Following the Conversion, operating expenses are likely to increase as the Company will recognize additional employee compensation and benefit expenses resulting from the shares and options granted to employees and executives under the benefit plans.

The Company’s balance sheet composition had a higher concentration of cash and securities and a lower level of loans compared to the Comparative Group and All Public Group. Total net loans amounted to 57.2% of assets at the Company as of September 30, 2009, versus 63.8% for the Comparative Group median and 72.2% for the All Public Group. Cash and securities aggregated 34.1% of assets at the Company, compared to medians of 29.5% and 20.6% for the Comparative Group and All Public Group, respectively. The Company had no intangible assets, same as the Comparative Group median. The All Public Group had a median intangible asset to total assets ratio 0.08%. Other assets, excluding intangibles and foreclosed real estate, composed 8.0% of the Company’s assets versus the Comparative Group median of 5.1% and the All Public Group median of 4.5%.

FELDMAN FINANCIAL ADVISORS, INC.

The Company’s borrowings level at 23.9% of assets reflected the continued usage of FHLB advances as a supplemental funding source. Companies characterize the Comparative Group with borrowing activity lower than the Company and similar to the overall thrift industry as demonstrated by the median debt level of 15.9% of total assets versus the All Public Thrift median of 16.0%. The Company’s equity level before the Stock Offering was 10.1% relative to assets, which was just below the Comparative Group median of 11.0% and comparable to the All Public Group median of 10.0%. The Company’s risk-based capital ratios were comparable to the Comparative Group median and the All Public Thrift median.

While the Company’s asset size has grown over the past year, the level of loans has declined. Over the past year, assets have grown 5.9% compared to median growth rates of 7.7% and 3.3% for the Comparative Group and All Public Group, respectively. The Company’s loan growth was a negative 4.8%, compared to median growth of 4.2% for the Comparative Group and a negative 0.04% for the All Public Group. The Company’s deposit growth measured 6.6%, compared to a median of 7.3% for the Comparative Group and 8.3% for the All Public Group.

In summary, the Company’s recent earnings performance exceeded the results attained by the Comparative Group and All Public Thrift aggregate when based on returns on assets and returns on equity. The Company’s profitability was a result of a higher level of net interest income and strong non

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

General Financial Performance Ratios

As of or for the Latest Twelve Months Ended September 30, 2009

	Total Assets ($000s)	Total Deposits ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
Eagle Montana	300,680	195,080	10.12	10.12	3.50	60.40	1.15	12.54	1.18	12.91

Comparative Group Average	557,558	367,181	15.10	14.71	3.43	66.57	0.80	6.21	0.80	6.65
Comparative Group Median	519,653	368,361	11.00	10.12	3.55	66.33	0.84	5.21	0.82	5.63

All Public Thrift Average	2,959,439	1,782,124	10.90	10.08	3.07	70.46	(0.41)	(7.36)	(0.31)	(6.04)
All Public Thrift Median	913,866	662,494	10.00	9.13	3.15	68.20	0.23	1.52	0.28	2.16

Comparative Group
Elmira Savings Bank, FSB	505,896	360,085	10.73	8.35	3.59	68.75	0.91	8.84	0.71	6.79
Home Bancorp, Inc.	533,410	376,636	24.86	24.86	4.72	65.11	0.74	3.11	1.11	4.87
Home Federal Bancorp, Inc.	827,899	514,858	25.32	25.32	3.50	86.66	1.14	3.99	NA	NA
Liberty Bancorp, Inc.	384,243	279,576	11.26	10.77	3.64	63.98	0.57	4.73	0.58	4.85
Louisiana Bancorp, Inc.	332,237	186,609	23.82	23.82	3.34	62.23	0.82	3.16	0.82	3.19
LSB Corporation	806,953	471,351	9.46	9.46	2.51	62.48	0.94	10.54	0.94	10.38
Rome Bancorp, Inc.	338,035	216,422	17.81	17.81	4.24	67.54	0.86	4.82	0.93	5.24
Teche Holding Company	765,071	585,469	9.34	8.90	4.01	67.57	0.91	9.98	1.03	11.26
TF Financial Corporation	711,849	531,949	10.05	9.47	3.27	69.08	0.53	5.60	0.54	5.63
WVS Financial Corp.	369,989	148,857	8.37	8.37	1.49	52.28	0.54	7.33	0.56	7.64

Source: Eagle Montana; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 22

Income and Expense Analysis

For the Latest Twelve Months Ended September 30, 2009

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Gains & Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. of Intang,	Non-rec. Expense	Pretax Core Earnings
Eagle Montana	5.28	2.03	3.25	1.36	0.86	0.14	2.78	0.00	0.05	1.69

Comparative Group Average	5.16	2.32	2.64	0.69	0.05	0.40	2.74	0.01	0.04	1.11
Comparative Group Median	5.23	2.44	2.68	0.41	0.04	0.21	2.88	0.00	0.04	1.03

All Public Thrift Average	5.08	2.21	2.88	0.83	(0.03)	1.00	2.91	0.22	0.05	(0.23)
All Public Thrift Median	5.11	2.23	2.94	0.54	0.04	0.47	2.81	0.00	0.05	0.32

Comparative Group
Elmira Savings Bank, FSB	5.23	2.02	2.53	0.36	0.60	0.22	2.92	0.05	0.05	1.03
Home Bancorp, Inc.	5.78	2.69	2.08	1.16	(0.45)	0.19	3.41	0.00	0.04	1.63
Home Federal Bancorp, Inc.	5.01	2.79	2.04	1.13	0.17	2.25	4.02	0.00	0.03	NA
Liberty Bancorp, Inc.	5.32	2.54	2.06	0.45	0.12	0.29	2.84	0.04	0.05	0.81
Louisiana Bancorp, Inc.	5.28	1.68	2.72	0.11	0.03	0.04	2.14	0.00	0.04	1.26
LSB Corporation	5.23	1.42	3.46	0.24	0.04	0.20	1.69	0.00	0.05	0.81
Rome Bancorp, Inc.	5.23	2.34	2.81	0.72	(0.03)	0.12	3.11	0.00	0.04	1.37
Teche Holding Company	5.66	2.75	2.64	2.22	(0.06)	0.39	3.97	0.01	0.05	1.51
TF Financial Corporation	5.13	1.83	2.75	0.34	0.12	0.40	2.41	0.00	0.05	0.76
WVS Financial Corp.	3.71	3.13	3.28	0.14	0.00	(0.07)	0.84	0.00	0.04	0.84

Source: Eagle Montana; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 23

Yield-Cost Structure and Growth Rates

For the Latest Twelve Months Ended September 30, 2009

	Avg. Int. Earn. Assets/ Assets	Avg. Int.-Bear. Liabs./ Assets	Avg. Net Earning Assets/ Assets	Avg. Equity/ Assets	Yield on Int.-Earn. Assets	Cost of Int-Bear. Liabs.	Net Interest Spread	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate
Eagle Montana	92.72	85.22	7.20	8.84	5.76	2.39	3.37	5.86	(4.82)	6.55

Comparative Group Average	93.35	77.87	14.62	14.76	5.71	2.39	3.37	5.61	8.61	12.83
Comparative Group Median	93.25	80.55	10.30	10.63	5.68	2.37	3.55	7.71	4.23	7.28

All Public Thrift Average	92.53	80.13	11.00	10.84	5.44	2.54	2.97	6.47	2.77	12.99
All Public Thrift Median	92.93	82.69	10.25	9.72	5.41	2.55	2.88	3.33	(0.04)	8.28

Comparative Group
Elmira Savings Bank, FSB	85.69	78.08	7.61	9.90	5.87	2.50	3.37	9.37	(2.40)	5.53
Home Bancorp, Inc.	93.90	60.61	33.29	23.28	6.04	2.04	4.00	6.04	7.47	6.55
Home Federal Bancorp, Inc.	82.32	NA	NA	24.59	NA	NA	NA	14.18	10.56	38.06
Liberty Bancorp, Inc.	87.70	NA	NA	11.37	NA	NA	NA	12.10	19.86	23.81
Louisiana Bancorp, Inc.	94.60	NA	NA	24.79	5.36	NA	NA	14.53	36.35	25.17
LSB Corporation	92.60	83.01	9.58	8.53	5.41	3.24	2.17	10.66	18.62	17.73
Rome Bancorp, Inc.	91.44	71.00	20.44	17.62	5.68	1.85	3.82	0.64	(3.18)	4.19
Teche Holding Company	94.42	83.40	11.02	9.34	6.12	2.40	3.72	(0.57)	0.67	(0.64)
TF Financial Corporation	96.87	91.10	5.77	9.72	5.47	2.33	3.13	(0.87)	(2.87)	8.00
WVS Financial Corp.	113.94	NA	NA	8.45	NA	NA	NA	(10.01)	0.98	(0.08)

Source: Eagle Montana; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 24

Balance Sheet Composition

As of the Latest Twelve Months Ended September 30, 2009

	As a Percent of Total Assets
	Cash & Securities	Net Loans	Real Estate	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
Eagle Montana	34.08	57.19	0.05	0.00	8.00	64.88	23.88	1.12	89.88	10.12

Comparative Group Average	32.22	62.81	0.39	0.43	4.61	64.68	19.04	1.18	84.90	15.10
Comparative Group Median	29.54	63.75	0.12	0.00	5.11	67.32	15.91	1.09	89.00	11.00

All Public Thrift Average	23.97	70.09	0.53	0.91	4.73	69.73	18.26	1.16	89.10	10.90
All Public Thrift Median	20.57	72.21	0.23	0.08	4.46	71.53	15.95	0.94	90.00	10.00

Comparative Group
Elmira Savings Bank, FSB	31.86	62.24	0.10	2.60	3.45	71.18	17.23	0.86	89.27	10.73
Home Bancorp, Inc.	31.34	63.78	0.00	0.00	5.11	70.61	3.73	0.81	75.14	24.86
Home Federal Bancorp, Inc.	27.73	63.06	2.22	0.00	8.26	62.19	10.24	2.25	74.68	25.32
Liberty Bancorp, Inc.	12.97	79.15	0.99	0.55	6.48	72.76	15.36	0.62	88.74	11.26
Louisiana Bancorp, Inc.	55.21	43.70	0.17	0.00	1.20	56.17	18.52	1.50	76.18	23.82
LSB Corporation	33.51	63.72	0.01	0.00	NA	58.41	31.58	0.55	90.54	9.46
Rome Bancorp, Inc.	9.28	84.55	0.00	0.00	6.26	64.02	16.46	1.70	82.19	17.81
Teche Holding Company	16.35	77.13	0.26	0.49	5.99	76.52	13.15	0.98	90.66	9.34
TF Financial Corporation	20.64	74.96	0.14	0.64	3.77	74.73	14.01	1.21	89.95	10.05
WVS Financial Corp.	83.31	15.84	0.00	0.00	1.00	40.23	50.10	1.29	91.63	8.37

Source: Eagle Montana; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 25

Regulatory Capital, Credit Risk, and Loan Composition

As of or for the Latest Twelve Months Ended September 30, 2009

	Tier 1 Leverage Capital Ratio	Tier 1 Risk- based Capital	Total Risk- based Capital	NPLs/ Loans	Total NPAs/ Assets	Resrvs./ NPAs	Resrvs./ Loans	Resid. Mtgs./ Loans	Other Real Est. Mtgs./ Loans	Nonmtg. Loans/ Loans
Eagle Montana	9.45	13.43	13.72	0.73	0.47	44.36	0.36	45.44	22.96	31.60

Comparative Group Average	12.46	20.67	21.64	1.00	0.69	95.15	1.44	46.87	29.85	23.28
Comparative Group Median	9.39	14.40	15.47	0.93	0.66	93.11	1.07	54.78	28.81	26.68

All Public Thrift Average	9.55	14.16	15.20	3.65	3.21	61.79	1.71	38.15	33.97	27.89
All Public Thrift Median	8.80	12.22	13.32	2.46	2.01	47.20	1.29	36.79	33.69	29.52

Comparative Group
Elmira Savings Bank, FSB	8.12	13.82	14.94	0.93	0.68	93.61	1.02	NA	NA	NA
Home Bancorp, Inc.	19.86	29.49	30.38	1.03	0.66	93.11	0.96	36.79	28.81	34.40
Home Federal Bancorp, Inc.	19.61	33.57	34.89	NA	NA	NA	5.32	NA	NA	NA
Liberty Bancorp, Inc.	9.81	11.61	12.68	0.14	1.11	65.90	0.92	NA	NA	NA
Louisiana Bancorp, Inc.	18.22	43.81	44.73	1.25	0.72	70.70	1.15	54.94	34.79	10.27
LSB Corporation	8.97	12.64	13.83	0.68	0.45	180.92	1.28	25.04	48.28	26.68
Rome Bancorp, Inc.	15.58	21.79	22.51	0.59	0.50	122.11	0.72	54.78	18.00	27.22
Teche Holding Company	7.89	11.51	12.72	1.02	1.05	84.97	1.14	62.79	19.38	17.83
TF Financial Corporation	8.80	14.97	16.00	0.58	0.58	104.76	0.80	NA	NA	NA
WVS Financial Corp.	7.70	13.45	13.76	2.78	0.44	40.31	1.12	NA	NA	NA

Source: Eagle Montana; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Company’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Company and thrift institutions in general. Changes in the Company’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Stock Offering.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects
(2)	Financial Condition
(3)	Market Area
(4)	Management

FELDMAN FINANCIAL ADVISORS, INC.

(5)	Dividend Policy
(6)	Liquidity of the Issue
(7)	Subscription Interest
(8)	Stock Market Conditions
(9)	Recent Acquisition Activity
(10)	New Issue Discount
(11)	Effect of Government Regulations and Regulatory Reform

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to profitably leverage the balance sheet. Each of the foregoing is an important factor to investors in assessing earnings prospects.

As the nation’s economy continues to deal with the ramifications of the downturn in the housing industry, the contraction in the credit markets and high levels of unemployment, the U.S. Federal Reserve has lowered rates in an effort to stimulate the credit markets and to help the U.S. economy recover from the recently ended recession. The Bank derives its income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. To counter the slowdown in the economy and in an effort to open up the credit markets and stimulate the economy, the Federal Reserve has reduced the fed funds rate to its current target level of 0.00% to 0.25%.

While the Company derives its income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities, it also generates significant levels of noninterest income due to its mortgage banking and mortgage servicing operations. For the fiscal years ended

FELDMAN FINANCIAL ADVISORS, INC.

June 30, 2005 to 2009 and for the three months ended September 30, 2009, the Company has been able to maintain a relatively constant net interest rate spread and has supplemented this with a strong level of noninterest income. For the year ended June 30, 2005, the Company recorded a net interest spread of 3.51% and reported a net interest spread of 3.52% for the year ended June 30, 2009. The lowest level the net interest spread reached was 3.06% for fiscal year 2007. For the three months ended September 30, 2009, the Company reported a net interest spread of 3.58%. During this same period, the Company’s level on noninterest income to average assets ranged from 0.87% for fiscal year 2008 to 1.05% for fiscal 2009. For the three months ended September 30, 2009, the Company reported a level on noninterest income of 1.44%. The Company’s noninterest income is bolstered by a significant level of servicing and mortgage banking income.

The infusion of capital from the Stock Offering will provide the Company with the additional operating flexibility and opportunities, although it will take time for the Company to prudently invest these proceeds and generate significant returns on these funds. In the current business cycle, interest rate risk poses a threat to the Company’s future earnings growth. While the reinvestment returns from the offering proceeds will augment the Company’s net income, the positive impact is restrained by the added expenses associated with the stock benefit plans. Future growth is dependent on acquisitions as organic growth in the market is limited. In light of the Company’s current earnings base, its pro forma profitability ratios (ROA, ROE and efficiency ratio) are expected to continue to exceed the Comparative Group’s performance in the near term. Thus, we believe an upward adjustment is warranted for the Company’s near term earnings prospects as compared to the Comparative Group.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

As noted in Chapter II, with total assets of $300.7 million, the Company is smaller as compared to the Comparative Group median of $519.7 million. At the pro forma midpoint of the offering range, the Company is expected to have total assets approximating $320.0 million. The Company has a lower level of net loans as a percentage of total assets at 57.2% compared to the Comparative Group median of 63.8% while having a higher level of cash and securities at 34.1% of total assets as compared to the Comparative Group median of 29.5%.

The Company has a lower level of deposits and a higher reliance on borrowed funds as compared to the Comparative Group. As a percentage of total assets, the Company has a deposit ratio of 64.9% and a borrowings-to-assets ratio of 23.9% compared to the Comparative Group medians of 67.3% and 15.9%, respectively.

The Company’s equity to assets ratio of 10.12% is similar to the Comparative Group median of 11.00%. At the pro forma midpoint of the offering range, the Company is projected to have a significantly enhanced equity-to-assets ratio of 15.5%. The Company has an intangibles-to-assets ratio of 0.0% compared to the Comparative Group median of 0.0%.

An area of importance for investors is the level of nonperforming loans and the level of allowance for loan losses as compared to the level of nonperforming assets. The Company’s level of nonperforming assets as a percentage of total assets at 0.47% is lower than the Comparative Group median of 0.66%. The Company’s level of reserves as a percentage on nonperforming assets at 44.4% is significantly lower than that of Comparative Group median of 93.1%.

Taken as a whole, we believe that no adjustment is warranted for financial condition.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The Company’s market area can be defined as having a relatively stable economic climate, which enables the Company to continue to produce strong earnings while keeping non-performing assets at low levels. This stable economic climate is offset somewhat by the limited growth of the market. The members of the Comparative Group were drawn from across the United States and are characterized by a cross-section of market areas. Demographic data for the Company’s local market projects income growth below that of the United States as a whole. The Company’s market area has lower per capita and household income levels and lower unemployment rates than those of the United States. We do not believe that market area conditions affecting the Company warrant a valuation adjustment.

Management

The Company’s current Chief Executive Officer (“CEO”), Peter J. Johnson, assumed his position in 2007. Prior to being named President, he had served as American Federal Savings Bank’s Executive Vice President and Chief Financial Officer and he joined American Federal Savings Bank in 1981. The previous CEO, Larry A. Dreyer, currently serves as the Chairman of the Board. He was previously the President and Chief Executive Officer of American Federal Savings Bank from 1993 and 1995, respectively, to July 2007 and he joined American Federal Savings Bank in 1973. Under their leadership, the Company has produced strong financial performance over the past few years. We believe that investors will take into account that the Company is professionally and knowledgeably managed by a team of experienced banking executives. Based on these considerations, we believe no adjustment is warranted based on management.

FELDMAN FINANCIAL ADVISORS, INC.

Dividend Policy

As of September 30, 2009, Eagle Bancorp paid a quarterly cash dividend of $0.26 per share, which equals $1.04 per share on an annualized basis. After the conversion, the Company intends to continue to pay cash dividends on a quarterly basis.

Payment of cash dividends has become commonplace among publicly traded thrifts. Eight of the ten members of the Comparative Group companies currently pay dividends. The median dividend yield of the Comparative Group was 2.98% as of December 3, 2009, and was above the median All Public Thrift dividend yield of 2.36%. We believe that no adjustment is necessary for this factor.

Liquidity of the Issue

Nine of the ten members of the Comparative Group are listed on the NASDAQ National Market, while one company is listed on NYSE AMEX (American Stock Exchange). The Company currently has its common stock listed for trading on the NASDAQ National Market and following the Stock Offering will continue to be a listed company. Thus, we do not believe that any further adjustment is necessary to address this factor.

Subscription Interest

Until the downturn in the housing market and the related tightening of both the credit and capital markets, initial public offerings (“IPOs”) of thrift stocks had attracted a great deal of investor interest. As recently as 2007, there were 26 total completed conversions. The total number fell to ten for 2008 and only four through November of 2009. Of the 26 completed transactions in 2007, eight were standard conversions, seven were second-step MHC conversions and eleven were initial MHC transactions.

FELDMAN FINANCIAL ADVISORS, INC.

The Company has retained the services of Stifel, Nicolaus & Company, Incorporated to assist in the marketing and sale of the Stock Offering. The Company also has an employee stock ownership plan (“ESOP”) that will purchase common stock in the offering. The Company’s Board members and executive officers currently anticipate purchasing 75,000 shares representing an aggregate amount of $750,000 of common stock. The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 25,000 shares. In addition to the above purchase limitations, there is an ownership limitation for stockholders other than the employee stock ownership plan. Shares of common stock that individuals purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of Eagle Bancorp common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering.

As interest in thrift IPOs has waned over the past two years, second-step offerings have found it even harder to generate investor interest. After seven second-step conversions closed during 2007, only one closed during 2008 and none since the most recently completed in April 2008. As demand has dropped and market valuations have declines, so to have the pricing ratios for second-step conversions. The most recently completed second-step priced at 61.5% of pro forma book value. With a second-step offering, potential investors have the opportunity to purchase existing traded stock before the offering in the public markets. Further, the aftermarket demand for shares in second-step offerings has not been as strong as standard or MHC thrift IPOs. As an indication of this factor, it is anticipated that approximately 30% of the to-be issued stock will be sold in the subscription offering. After this consideration of historical experience, we believe a downward adjustment is warranted.

FELDMAN FINANCIAL ADVISORS, INC.

Stock Market Conditions

Table 27 graphically displays the performance of the SNL Thrift Index of all publicly traded thrifts and the SNL Thrift Index (of thrifts with assets less than $500 million) as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) since year-end 2005. The SNL Thrift Index and SNL Index < $500 Million asset thrifts have both significantly underperformed the broader stock index, declining 65.9% and 30.6%, respectively, during the period from December 31, 2005 to December 3, 2009, as compared to the S&P 500 decreasing by 11.9%. Since December 31, 2008, the SNL Thrift Index declined 13.9% and the SNL Thrift Index < $500 Million increased 3.6% compared to a 23.5% increase in the S&P 500.

After reporting record net income of $16.4 billion in 2005 and near record earnings of $15.9 billion in 2006, earnings of thrift industry institutions began to suffer as the housing market turned negative. The problems in the housing industry also had a negative effect on asset quality measures.

The OTS reported that the thrift industry reported a net loss of $13.4 billion for 2008. Through the first quarter of 2009, the thrift industry reported six consecutive quarters on negative earnings. However, the industry has now reported consecutive quarters of basically break-even operations. The thrift industry reported a profit of $1.3 billion for the third quarter, or 0.49% of average assets (ROA). However, $1.1 billion of that amount was due to one thrift’s large nonoperating gain. Absent that nonoperating gain, net income would have been approximately $200 million, or about 0.07% of average assets. Third quarter results were an improvement from the third quarter one year ago when the industry reported losses of $4.4 billion, or 1.48% of average assets.

FELDMAN FINANCIAL ADVISORS, INC.

Second quarter 2009 earnings were revised downward from a $4 million profit to a loss of $94 million. That amount included the $325 million after-tax FDIC special assessment expense. Absent that nonoperating charge, net income would have been approximately $230 million, or 0.08% of average assets.

The problems facing the thrift industry are the same issues facing the entire financial services sector and the economy as a whole. According to the National Bureau of Economic Research (“NBER”), the economy has been in a recession since December 2007, which only recently technically ended with the positive Gross Domestic Product (“GDP”) growth of 3.5% for the third quarter of 2009. While this technically ends the recession, the U.S. economy continues to suffer as unemployment has risen above 10% and home foreclosures continue to grow.

The effects of the downturn in the housing markets and the related freezing of the credit markets, has had a wide impact on the financial services industry. Major institutions, including Washington Mutual, Citicorp, Lehman Brothers, AIG, Wachovia, National City, IndyMac, Fannie Mae and Freddie Mac have either gone bankrupt, failed or required government intervention to remain solvent. In response to these problems, the Treasury Department (“Treasury”) established the Trouble Asset Relief Program (“TARP”), which was a $700 billion fund that the Treasury was going to use to buy certain problem assets from financial institutions. The program has since morphed into the Treasury making direct investments in companies but no longer buying troubled assets, although the Treasury did purchase $50 billion in problem assets from AIG.

FELDMAN FINANCIAL ADVISORS, INC.

Table 26

Comparative Stock Index Performance

December 31, 2005 to December 3, 2009

(Index Value 100 = 12/31/05)

FELDMAN FINANCIAL ADVISORS, INC.

Recent Acquisition Activity

Acquisition speculation is one factor underpinning the prices of thrift stocks. Table 27 summarizes recent acquisition activity involving banks and thrifts based in Montana. Since January 1, 2005, there have been five acquisitions involving Montana financial institutions, none of which were thrift institutions. There has been only one completed acquisition during each of 2008 and 2009 and none during 2007. Given the lack of recent merger activity in Montana and the fact that the Company is undertaking a second-step offering, we do not believe that acquisition premiums are a factor to consider in determining the Company’s pro forma market value. We believe that any speculative interest may be reflected to some degree in the general trading values of thrift stocks and encompass members of the Comparative Group as well. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired and due to the limited acquisitions completed in the state, acquisition speculation in the Company’s stock should tend to be less compared to the stocks of the Comparative Group companies.

Marketability Discount

A “marketability” discount that reflects investor concerns and investment risks inherent in IPOs and second-step offerings is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. As stock prices for financial institutions fell over the past two years, it became more difficult to provide a discount significantly low enough to induce investors due to public companies trading at such low market multiples, hence the slowdown in conversion activity discussed

FELDMAN FINANCIAL ADVISORS, INC.

earlier. The thrift conversion market continues to be timid as evidenced by the limited number of completed conversions during 2008 and 2009. In addition, after-market conditions for second-step offerings have been generally unfavorable. Table 28 presents a summary of thrifts that have completed second-stage stock offerings since January 1, 2007.

There were a total of 18 stock offerings during 2006 and 26 in 2007. Since then, there has been only ten completed during 2008 and four through November 2009. There have been no second-step conversions completed since April 2008. The after-market performance of second-step thrift conversions has been restrained. Of the eight second-step stock offerings completed since January 1, 2007, the median first day price increase was 2.8%, with a median price increase of 2.1% and 2.5% for the one-week and one-month periods, respectively. Six of these companies are now trading at a discount to their offering price. The most recently completed second-stage offering was that of BCSB Bancorp, Inc (“BCSB”). BCSB completed its offering of $15.7 million of net proceeds on April 11, 2008. The transaction priced at a pro forma price-to-book ratio of 61.8%. BCSB is currently trading approximately 14.9% below its offering price.

Thrift conversions continue to be priced at discounts to publicly traded thrifts. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to adeptly leverage the balance sheet in the currently low interest rate environment. Moreover, the poor after-market performance of recent thrift second-step offerings provides added reason to continue to factor in a “marketability” discount for valuation of current thrift IPOs.

FELDMAN FINANCIAL ADVISORS, INC.

Table 27

Summary of Recent Montana Acquisition Activity

Transactions Announced Since January 1, 2005

				Seller's Prior Financial Data							Offer Value to
Buyer	State	Seller	B/T (1)	Total Assets ($Mil.)	Equity/ Assets (%)	YTD ROA (%)	YTD ROE (%)	Date Anncd.	Status (2)	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Average				215.1	8.86	0.79	9.72	NA	NA	43.8	186.7	189.3	16.60	15.26
Median				151.5	8.49	1.06	13.37	NA	NA	47.4	184.2	184.2	16.41	15.97

Hulett Bancorp	WY	First National Bank of Ekalaka	B	30.2	7.18	0.57	7.45	05/27/09	C	3.4	155.6	155.6	20.20	11.18
CBT Corporation Inc.	MT	Continental NB of Harlowton	B	45.8	11.99	(0.06)	(0.51)	05/13/08	C	NA	NA	NA	NA	NA
U.S. Bancorp	MN	United Financial Corp.	B	418.1	7.94	1.06	13.37	11/06/06	C	72.7	222.7	233.1	16.72	17.44
Glacier Bancorp Inc.	MT	Citizens Development Co.	B	430.0	8.72	1.15	13.84	04/20/06	C	77.0	205.4	205.4	16.09	17.91
Glacier Bancorp Inc.	MT	Thompson Falls Holding Company	B	151.5	8.49	1.21	14.46	07/14/05	C	22.0	163.0	163.0	13.38	14.50

(1)	B=bank; T=thrift.
(2)	P=pending; C=completed.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 28

Second-Step Stock Offering

Since January 2007

					Price/Pro Forma				After-Market Price Change			Change Through 12/3/09 (%)
Company	St	Exchange	IPO Date	Net Proceeds ($Mil.)	Book Tang. Value (%)	Book Value (%)	IPO Price ($)	12/3/09 Price ($)	One Day (%)	One Week (%)	One Month (%)
Medians				84.0	95.4	95.4			2.8	2.1	1.5	(16.6)

BCSB Bancorp, Inc.	MD	NASDAQ	4/11/08	15.7	61.8	65.0	10.00	8.51	10.4	14.9	13.5	(14.9)
Home Federal Bancorp	ID	NASDAQ	12/20/07	85.8	88.3	88.3	10.00	12.37	(1.2)	0.2	3.0	23.7
United Financial Banco	MA	NASDAQ	12/4/07	82.1	80.4	80.5	10.00	12.72	3.0	4.5	7.7	27.2
North Penn Bancorp, Inc.	PA	OTCBB	10/2/07	6.7	79.0	79.0	10.00	9.10	2.6	0.5	(0.5)	(9.0)
Abington Bancorp, Inc.	PA	NASDAQ	6/28/07	121.4	102.5	102.5	10.00	6.75	(4.0)	(3.1)	(4.8)	(32.5)
People’s United Financial	CT	NASDAQ	4/16/07	2915.9	143.3	147.0	20.00	16.00	3.8	3.7	(0.1)	(20.0)
Osage Bancshares, Inc.	OK	NASDAQ	1/18/07	21.7	103.3	103.3	10.00	7.79	(0.5)	0.0	(6.8)	(22.1)
Westfield Financial, Inc	MA	NASDAQ	1/4/07	170.1	111.7	111.7	10.00	8.18	7.0	7.2	9.0	(18.2)

Source: SNL Securities LLC

Effect of Government Regulations and Regulatory Reform

As a fully converted stock thrift regulated by the OTS and FDIC, the Bank will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of September 30, 2009, the Bank was considered a well-capitalized institution, as were all the members of the Comparative Group. Therefore, given these factors, we believe that no adjustment is necessary for the effect of government regulations and regulatory reform.

Adjustments Conclusion

Based upon our analysis, we believe that an upward adjustment is appropriate for earnings and downward adjustments are appropriate for subscription interest, acquisition activity and marketability discount, but do not believe that any of the other previously described areas specifically analyzed result in an upward or downward adjustment relative to the Comparative Group.

FELDMAN FINANCIAL ADVISORS, INC.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Due to the problems in the banking industry, investors have placed a greater emphasis on the P/B and P/TB multiples for many institutions. Accordingly, we have placed greater emphasis on the P/B and P/TB ratios as a pricing guideline. However, due to the strong earnings of the Company, we also gave strong consideration to the resultant P/E ratios.

Table 29 displays the market price valuation ratios of the Comparative Group as of December 3, 2009. Averages for the All Public Thrift aggregate are also shown in Table 29. Table 29 also includes the pro forma valuation ratios attributable to the Bank as compared to the Comparative Group. Exhibit IV displays the pro forma assumptions and calculations utilized in analyzing the Bank’s valuation ratios. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Bank’s pro forma valuation ratios relative to the Comparative Group valuation data and recent thrift IPO valuations.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B and P/TB comparisons. The P/B and P/TB ratios are an important valuation ratio in the current thrift stock environment and were a key focus in developing our estimate of the Bank’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Based on the Company’s operating performance, market movements of the Company’s currently traded MHC securities, the Comparative Group and the current market conditions for thrift stocks; we have determined the midpoint of the valuation range, on a fully converted basis, to be $39.8 million as of December 3, 2009. This midpoint valuation produces a minimum valuation of $33.8 million, a maximum of $45.7 million and an adjusted maximum of $52.6 million.

The median P/B ratio for the Comparative Group was 88.7% and the median P/TB ratio was 94.0%. At the midpoint value of $39.8 million based on the assumptions summarized in Exhibit IV, we have determined a pro forma P/B and P/TB ratio of 79.9% for the Company. Employing a range of 15% above and below the midpoint, the resulting minimum value of $33.8 million reflects a 72.3% P/B and P/TB ratio and the resulting maximum value of approximately $45.7 million reflects a 86.7% P/B and P/TB ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $52.6 million and a P/B and P/TB ratio of 93.5%.

The Company’s pro forma midpoint P/B and P/TB ratio of 79.9% reflects a 9.9% discount to the Comparative Group median P/B ratio of 88.7% and a 15.0% discount to the Comparative group median P/TB ratio of 94.0%. Compared to the All Public Thrift P/B median of 70.0% and median P/TB ratio of 74.0%, the Company’s ratio at the midpoint reflect premiums of 14.3% and 8.1%, respectively. The relatively low discounts for P/B and P/TB ratios are a result of the Company’s strong earnings and the resulting P/E ratios discussed later. At the minimum, the Company’s pro forma P/B and P/TB ratio of 72.4% reflects an 18.5% discount to the Comparative Group median P/B ratio and a 23.1% discount to the Comparative Group median P/TB ratio.

FELDMAN FINANCIAL ADVISORS, INC.

The Company’s pro forma midpoint P/E ratio of 11.9x reflects a 15.1% discount to the Comparative Group median P/E ratio of 14.0x and an 8.1% discount to the All Public Thrift median of 13.0x. At the minimum, the Company’s pro forma P/E ratio of 10.1x reflects a 28.0% discount to the Comparative Group median and a 22.0% discount to the All Public Thrift median.

Based on the P/A measure, the Company’s pro forma midpoint of $39.8 million reflects a corresponding valuation ratio of 12.4%, ranging from 10.7% at the minimum to 14.2% and 16.1% at the maximum and adjusted maximum, respectively. Pricing at the midpoint, the P/A ratio is at a 46.4% premium to the Comparative Group median of 8.5%, and a 107.5% premium to the All Public Thrift median of 6.0%.

Eagle Bancorp Montana, in its current mutual holding company ownership structure, has public shares outstanding and is currently traded on the NASDAQ. As such, it may be an indicator of investor interest in the Company’s conversion stock and therefore received some consideration in our valuation. Based on Eagle Bancorp Montana’s current trading level of $30.75 as of December 3, 2009, its market capitalization approximates $33.0 million or $6.7 million less than the midpoint of the valuation range and was considered in the valuation process. Eagle Bancorp Montana’s market price has ranged from $28.50 to $31.50 per share since September 30, 2009. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current market value of Eagle Bancorp Montana’s stock was somewhat discounted herein. However, Eagle Bancorp Montana’s trading market value may become more important towards the closing of the offering.

FELDMAN FINANCIAL ADVISORS, INC.

Valuation Conclusion

It is our opinion that, as of December 3, 2009, the aggregate estimated pro forma market value of the Company on a fully converted basis was within the Valuation Range of $33,801,360 to $45,731,250 with a midpoint of $39,766,300. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $52,590,930. Exhibit IV displays the assumptions and calculations utilized in determining the Company’s estimated pro forma market value on a fully converted basis.

FELDMAN FINANCIAL ADVISORS, INC.

Table 29

Pro Forma Comparative Valuation Analysis

Eagle Bancorp Montana and the Comparative Group

Computed from Market Price Data as of December 3, 2009

Company	Closing Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Current Dividend Yield (%)
Eagle Bancorp Montana
Pro Forma Minimum	$10.00	33.8	10.1	9.8	72.3	72.3	10.66	14.75	3.26
Pro Forma Midpoint	$10.00	39.8	11.9	11.6	79.9	79.9	12.43	15.55	2.77
Pro Forma Maximum	$10.00	45.7	13.9	13.5	86.7	86.7	14.16	16.34	2.41
Pro Forma Adjusted Maximum	$10.00	52.6	16.1	15.6	93.5	93.5	16.11	17.22	2.09

Comparative Group Average	NA	69.9	16.3	14.4	85.5	91.4	12.79	15.10	2.74
Comparative Group Median	NA	54.1	14.0	13.3	88.7	94.0	8.49	11.00	2.97

All Public Thrift Average	NA	310.4	14.8	12.9	69.8	75.0	7.42	10.90	2.41
All Public Thrift Median	NA	48.9	13.0	10.4	70.0	74.0	5.99	10.00	2.39

Comparative Group
Elmira Savings Bank, FSB	$15.06	28.9	9.2	13.3	80.4	126.7	5.92	10.73	5.31
Home Bancorp, Inc.	$12.27	108.0	26.7	17.4	82.6	82.6	20.53	24.86	0.00
Home Federal Bancorp, Inc.	$12.37	206.6	23.8	NA	98.5	98.5	24.94	25.32	1.78
Liberty Bancorp, Inc.	$7.75	28.0	14.6	14.1	64.9	68.2	7.31	11.26	1.29
Louisiana Bancorp, Inc.	$14.35	72.6	27.1	26.8	94.3	94.3	22.46	23.82	0.00
LSB Corporation	$11.50	51.8	7.7	7.7	83.7	83.7	6.53	9.46	1.74
Rome Bancorp, Inc.	$8.20	56.4	18.6	17.2	93.7	93.7	16.69	17.81	4.15
Teche Holding Company	$32.38	67.9	9.7	8.6	95.0	100.1	8.87	9.34	4.39
TF Financial Corporation	$18.36	48.9	12.0	12.0	64.8	69.0	6.51	10.05	4.36
WVS Financial Corp.	$14.50	30.0	13.4	12.9	96.9	96.9	8.11	8.37	4.41

Source: Eagle Bancorp Montana; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with CS First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning and Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Statement of Financial Condition

As of September 30, 2009 and June 30, 2009

(Dollars in Thousands)

	September 30,	At June 30,
	2009	2009	2008
	(Unaudited)	(Audited)	(Audited)
Cash and due from banks	$3,687	$2,487	$3,541
Interest-bearing deposits with banks	944	224	549
Federal Funds sold	3,211	3,617	—

Cash and cash equivalents	7,842	6,328	4,090

Securities, available-for-sale	92,100	82,263	78,417
Securities, held-to-maturity	265	375	697
Preferred stock - SFAS 159, at market value	108	25	1,321
FHLB stock	2,000	2,000	1,715
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Mortgage loans held-for-sale	3,494	5,349	7,370

Loans receivable	168,810	167,722	168,449
Less: Allowance for loan losses	(625)	(525)	(300)

Loans, net	168,185	167,197	168,149

Accrued interest and dividends receivable	1,540	1,399	1,426
Mortgage servicing rights, net	2,315	2,208	1,652
Premises and equipment, net	15,371	13,761	8,080
Cash surrender value of life insurance	6,544	6,496	6,285
Real estate acquired in settlement of loans, net of allowances	158	—	—
Other assets	603	2,153	550

TOTAL ASSETS	$300,680	$289,709	$279,907

LIABILITIES:
Deposit accounts
Noninterest bearing	$18,902	$15,002	$14,617
Interest bearing	176,178	172,197	164,234

Total deposits	195,080	187,199	178,851

Accrued expenses and other liabilities	$3,379	$2,507	$2,045
Federal funds purchased	—	—	3,000
FHLB advances and other borrowings	66,639	67,056	65,222
Subordinated debentures	5,155	5,155	5,155

Total liabilities	270,253	261,917	254,273

EQUITY:
Preferred stock	—	—	—
Common stock	12	12	12
Additional paid-in-capital	4,589	4,564	4,487
Unallocated stock held by ESOP	(9)	(18)	(55)
Treasury stock	(5,056)	(5,034)	(5,013)
Retained earnings	29,583	28,850	27,025
Accumulated other comprehensive gain (loss)	1,308	(582)	(822)

Total equity	$30,427	$27,792	$25,634

TOTAL LIABILITIES AND RETAINED EARNINGS	$300,680	$289,709	$279,907

Source: Eagle Bancorp Montana, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Statement of Operations

For the Three Months Ended September 30, 2009 and 2008

and the Years Ended June 30, 2008 and 2009

(Dollars in Thousands)

	Three Months Ended September 30,		Year Ended June 30,
	2009	2008	2009	2008
Interest and Dividend Income:
Interest and fees on loans	$2,708	$2,837	$11,411	$10,905
Securities available-for-sale	1,004	963	3,893	3,071
Securities held-to-maturity	4	5	20	34
Trust preferred securities	0	0	9	9
Interest on deposits with banks	8	4	15	63
FHLB dividends	0	7	0	16

Total interest income	3,724	3,816	15,348	14,098

Interest Expense:
Deposits	611	862	3,161	4,387
FHLB advances and other borrowings	655	643	2,645	1,966
Subordinated debentures	75	75	309	309

Total interest expense	1,341	1,580	6,115	6,662

Net Interest Income	2,383	2,236	9,233	7,436
Loan Loss Provision	135	0	257	(175)

Net Interest Income After Loan Loss Provision	2,248	2,236	8,976	7,611

Noninterest Income:
Service charges on deposit accounts	195	190	745	711
Net gain on sale of loans	440	183	2,216	801
Mortgage loan servicing fees	185	140	628	542
Net gain (loss) on sale of available-for-sale securities	0	57	54	72
Net gain (loss) on preferred stock	84	(1,239)	(1,296)	(511)
Other	157	165	652	609

Total noninterest income	1,061	(504)	2,999	2,224

Noninterest Expense:
Salaries and employee benefits	1,099	1,046	4,411	3,965
Occupancy and equipment expense	219	216	900	818
Data processing	88	73	370	297
Advertising	106	91	394	293
Amortization of mortgage servicing rights	126	71	598	313
Federal insurance premiums	65	7	307	20
Legal, accounting and examination fees	75	48	231	220
Consulting fees	57	43	114	116
Other	268	254	1,238	1,021

Total noninterest expense	2,103	1,849	8,563	7,063

Income before provision for taxes	1,206	(117)	3,412	2,772
Provision for income taxes	362	(17)	1,024	662

Net Income	$844	($100)	$2,388	$2,110

Source: Eagle Bancorp Montana, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

As of September 30, 2009 and June 30, 2005 to 2009

(Dollars in Thousands)

	At September 30, 2010		At June 30,
			2009		2008		2007		2006		2005
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Real estate loans:
Residential mortgage (1-4 family)	$76,711	45.46%	$79,216	47.26%	$86,751	51.53%	$81,958	51.68%	$75,913	53.71%	$56,533	52.68%
Real estate construction	6,119	3.63%	4,642	2.77%	7,317	4.35%	8,253	5.20%	6,901	4.88%	2,723	2.54%
Commercial real estate and land	38,761	22.97%	36,713	21.90%	28,197	16.75%	25,621	16.16%	18,648	13.20%	14,779	13.77%

Total real estate loans	121,591	72.06%	120,571	71.93%	122,265	72.62%	115,832	73.04%	101,462	71.79%	74,035	68.99%

Other loans:
Home equity	28,836	17.09%	28,676	17.11%	28,034	16.65%	24,956	15.74%	20,191	14.29%	16,801	15.66%
Consumer	11,074	6.56%	10,835	6.46%	11,558	6.87%	11,438	7.21%	11,820	8.36%	10,909	10.16%
Commercial business loans	7,244	4.29%	7,541	4.50%	6,502	3.86%	6,366	4.01%	7,861	5.56%	5,568	5.19%

Total other loans	47,154	27.94%	47,052	28.07%	46,094	27.38%	42,760	26.96%	39,872	28.21%	33,278	31.01%

Total gross loans	$168,745	100.00%	$167,623	100.00%	$168,359	100.00%	$158,592	100.00%	$141,334	100.00%	$107,313	100.00%

Less:
Deferred loan fees	(65)		(99)		(90)		(66)		(59)		(99)
Allowance for loan losses	625		525		300		518		535		573

Total loans, net	$168,185		$167,197		$168,149		$158,140		$140,858		$106,839

Source: Eagle Bancorp Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Investment Portfolio Composition

As of September 30, 2009 and June 30, 2007 to 2009

(Dollars in Thousands)

	At September 30,		At June 30,
	2009		2009		2008		2007
	Carrying Value	of Total	Carrying Value	of Total	Carrying Value	of Total	Carrying Value	of Total
Securities available-for-sale, at fair value:
U.S. Government and agency obligations	$4,930	5.17%	$3,882	4.57%	$2,232	2.70%	$3,643	5.41%
Corporate obligations	10,037	10.52%	9,493	11.18%	12,722	15.38%	13,623	20.22%
Municipal obligations	34,036	35.67%	28,893	34.04%	22,190	26.83%	20,728	30.77%
Collateralized mortgage obligations	35,112	36.80%	31,551	37.17%	28,224	34.17%	17,075	25.35%
Mortgage-backed securities	7,985	8.37%	8,444	9.95%	13,016	15.74%	7,872	11.68%
Common Stock	—	—	—	—	33	—	—	—
Corporate preferred stock	—	—	—	—	—	—	1,833	2.72%

Total securities available for sale	92,100	96.52%	82,263	96.91%	78,417	94.82%	64,774	96.15%

Securities held-to-maturity, at book value:
Mortgage-backed securities	—	—	—	—	22	0	95	0.14%
Municipal obligations	265	0.28%	375	0.44%	675	0.82%	826	1.23%

Total securities held to maturity	265	0.28%	375	0.44%	697	0.85%	921	1.37%
Preferred stock	108	0.11%	25	0.03%	1,321	1.60%	N/A	N/A

Total securities	92,473	96.91%	82,663	97.38%	80,435	97.27%	65,695	98.00%
FHLB stock, at cost	2,000	2.10%	2,000	2.36%	1,715	2.07%	1,315	1.95%
Interest-bearing deposits	944	0.99%	224	0.26%	549	0.66%	360	0.53%

Total	$95,417	100.00%	$84,887	100.00%	$82,699	100.00%	$67,370	100.00%

Source: Eagle Bancorp Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Deposit Account Distribution

As of September 30, 2009 and June 30, 2007 to 2009

(Dollars in Thousands)

				At June 30,
	At September 30, 2009			2009			2008			2007
	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total	Weighted Average Amount	Amount	Percent of Total	Weighted Average Amount
Noninterest checking	$18,902	9.69%	—	$15,002	8.01%	—	$14,617	8.17%	—	$13,694	7.62%	—
Passbook savings	26,979	13.83%	0.41%	26,445	14.13%	0.41%	23,906	13.37%	0.65%	22,521	12.54%	0.65%
NOW account/Interest bearing checking	34,785	17.83%	0.25%	32,665	17.45%	0.33%	30,721	17.18%	0.38%	30,954	17.23%	0.21%
Money market accounts	26,730	13.70%	0.30%	26,886	14.36%	0.64%	25,275	14.12%	1.75%	23,292	12.96%	2.12%
Total	107,395	55.05%	0.26%	100,997	53.95%	0.38%	94,518	52.85%	0.76%	60,460	50.35%	0.78%
Certificates of deposit accounts:
IRA certificates	23,447	12.02%	2.85%	23,121	12.35%	2.96%	22,108	12.36%	3.15%	21,534	11.99%	3.97%
Brokered certificates	—	—	—	—	—	—	—	—	—	4,411	2.46%	5.30%
Other certificates	64,238	32.93%	2.16%	63,081	33.70%	2.41%	62,225	34.79%	3.31%	63,242	35.20%	4.66%
Total certificates of deposit	87,685	44.95%	2.34%	86,202	46.05%	2.56%	84,333	47.15%	3.27%		49.65%	4.53%

Total deposits	$195,080	100.00%	1.19%	$187,199	100.00%	1.38%	$178,851	100.00%	1.94%	$179,647	100.00%	100.00%

Source: Eagle Bancorp Montana, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of December 3, 2009

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 12/3/09 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts (non-MHCs)
Abington Bancorp, Inc.	ABBC	PA	1,227	(0.76)	(3.91)	18.05	18.05	6.75	145.0	NM	NM	66.0	66.0	11.92	2.96
Anchor BanCorp Wisconsin Inc.	ABCW	WI	4,638	(6.82)	(175.97)	1.75	1.65	0.65	14.1	NM	NM	442.0	NM	0.31	—
Astoria Financial Corporation	AF	NY	20,673	0.23	4.10	5.83	4.98	10.81	1,049.1	19.7	44.0	82.9	97.9	4.84	4.81
Bank Mutual Corporation	BKMU	WI	3,561	0.53	4.57	11.46	10.09	6.99	324.5	17.9	NM	80.3	92.7	9.15	4.01
BankAtlantic Bancorp, Inc.	BBX	FL	4,941	(5.16)	(111.50)	3.83	3.52	1.30	64.0	NM	NM	33.8	35.7	1.29	—
BankFinancial Corporation	BFIN	IL	1,574	0.57	3.28	16.91	15.45	9.67	207.1	21.5	28.9	77.8	86.7	13.16	2.90
BCSB Bancorp, Inc.	BCSB	MD	569	(0.34)	(3.37)	10.38	10.37	8.51	26.6	NM	NM	NA	NA	NA	—
Beacon Federal Bancorp, Inc.	BFED	NY	1,070	0.60	6.26	9.42	9.42	9.17	61.3	10.0	9.2	60.8	60.8	5.73	2.18
Berkshire Hills Bancorp, Inc.	BHLB	MA	2,681	0.50	3.31	15.31	9.32	19.19	267.4	24.9	34.2	65.1	114.5	9.97	3.34
BofI Holding, Inc.	BOFI	CA	1,324	1.01	14.73	7.03	7.03	8.58	70.1	6.0	4.2	84.2	84.2	5.33	—
Broadway Financial Corporation	BYFC	CA	520	0.31	4.38	6.40	6.40	4.34	7.6	9.9	10.8	33.8	33.8	1.48	4.61
Brookline Bancorp, Inc.	BRKL	MA	2,639	0.70	3.77	18.55	17.08	9.50	560.8	30.7	29.6	115.0	127.2	21.26	3.58
Cape Bancorp, Inc.	CBNJ	NJ	1,067	(5.56)	(41.69)	11.68	9.72	6.69	89.1	NM	NM	71.4	87.8	8.34	—
Carver Bancorp, Inc.	CARV	NY	809	(0.85)	(11.31)	8.08	8.05	7.56	18.7	NM	8.2	40.4	40.6	2.37	5.29
Central Bancorp, Inc.	CEBK	MA	541	0.68	9.52	7.98	7.60	8.34	13.7	3.6	7.0	40.7	43.6	2.57	2.40
Central Federal Corporation	CFBK	OH	280	(2.66)	(24.61)	9.06	9.06	1.38	5.7	NM	NM	30.7	30.7	2.07	—
CFS Bancorp, Inc.	CITZ	IN	1,078	(1.11)	(10.68)	10.15	10.15	4.07	43.8	NM	NM	40.1	40.1	4.07	0.98
Chicopee Bancorp, Inc.	CBNK	MA	548	(0.30)	(1.69)	17.14	17.14	12.74	81.3	NM	NM	86.7	86.7	14.85	—
Citizens Community Bancorp, Inc.	CZWI	WI	575	(0.58)	NA	NA	NA	3.35	18.4	NA	NA	NA	NA	NA	5.97
Citizens First Bancorp, Inc.	CTZN	MI	1,933	(4.30)	(71.65)	3.08	2.99	0.57	4.7	NM	NM	7.4	7.6	0.23	—
Citizens South Banking Corporation	CSBC	NC	821	0.09	0.75	12.67	9.33	5.20	39.1	NM	NM	46.9	73.7	4.90	3.08
CMS Bancorp, Inc.	CMSB	NY	243	(0.20)	(2.06)	8.60	8.60	7.50	14.0	NM	NM	NA	NA	NA	—
Community Financial Corporation	CFFC	VA	541	1.07	12.37	8.84	8.84	4.75	20.7	4.2	5.7	58.0	58.0	3.92	—
Danvers Bancorp, Inc.	DNBK	MA	1,893	0.15	1.17	11.95	11.93	13.49	295.4	NM	48.3	104.3	104.6	12.46	0.59
Dime Community Bancshares, Inc.	DCOM	NY	3,908	0.59	8.34	7.41	6.07	11.16	383.9	15.7	10.7	132.5	160.1	9.82	5.02
Elmira Savings Bank, FSB	ESBK	NY	506	0.91	8.84	10.73	8.35	15.06	28.9	9.2	9.4	80.4	126.7	5.92	5.31
ESB Financial Corporation	ESBF	PA	1,979	0.60	8.04	8.48	6.45	12.25	147.7	12.8	10.4	88.3	118.9	7.46	3.27
ESSA Bancorp, Inc.	ESSA	PA	1,042	0.64	3.42	17.80	17.80	12.41	178.8	26.4	28.1	99.5	99.5	17.72	1.61
FFD Financial Corporation	FFDF	OH	192	0.48	5.01	9.34	9.34	13.00	13.2	14.8	19.1	73.1	73.1	6.82	5.23
Fidelity Bancorp, Inc.	FSBI	PA	730	(0.24)	(3.62)	6.45	6.11	5.10	15.5	NM	NM	38.4	41.2	2.15	1.57
First Advantage Bancorp	FABK	TN	353	0.30	1.44	20.06	20.06	10.50	46.1	47.7	NA	65.2	65.2	13.08	1.90
First Bancshares, Inc.	FBSI	MO	220	(1.73)	(16.42)	10.97	10.90	8.70	13.5	NM	NA	55.8	56.2	6.12	—
First Capital, Inc.	FCAP	IN	457	0.31	2.96	10.23	9.12	14.00	38.6	28.6	NM	82.8	94.1	8.46	5.14
First Clover Leaf Financial Corp.	FCLF	IL	603	(1.07)	(7.50)	13.20	11.29	7.45	59.7	NM	29.6	75.6	90.3	9.98	3.22
First Community Bank Corporation of America	FCFL	FL	561	(1.33)	(16.29)	7.46	7.46	2.55	10.6	NM	NM	34.0	34.0	1.92	—
First Defiance Financial Corp.	FDEF	OH	2,019	0.38	3.35	11.62	8.73	10.80	87.7	15.0	68.6	44.2	65.2	4.42	1.48
First Federal Bancshares of Arkansas, Inc.	FFBH	AR	739	(3.23)	(31.18)	8.58	8.58	2.80	13.6	NM	NM	28.8	28.8	1.88	1.43
First Federal of Northern Michigan Bancorp, Inc.	FFNM	MI	239	(2.44)	(20.48)	10.84	10.47	1.35	3.9	NM	NM	15.0	15.6	1.63	—
First Financial Holdings, Inc.	FFCH	SC	3,510	0.88	11.18	10.02	9.03	12.82	211.8	5.7	NM	71.1	82.0	5.92	1.56

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of December 3, 2009

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 12/3/09 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
First Financial Northwest, Inc.	FFNW	WA	1,319	(2.48)	(11.38)	19.01	19.01	6.89	134.0	NM	NM	55.0	55.0	10.46	4.93
First Franklin Corporation	FFHS	OH	304	(0.39)	(5.18)	7.65	7.65	7.00	11.8	NM	NM	50.5	50.5	3.87	—
First Niagara Financial Group, Inc.	FNFG	NY	14,138	0.71	4.03	16.86	10.95	13.08	2,461.7	27.3	NA	101.4	167.3	NA	4.28
First PacTrust Bancorp, Inc.	FPTB	CA	894	(0.20)	(1.84)	10.85	10.85	5.80	24.6	NM	4.6	31.6	31.6	2.81	3.45
First Place Financial Corp.	FPFC	OH	3,245	(3.32)	(39.81)	8.57	8.27	2.90	49.2	NM	NM	23.6	24.8	1.55	—
First Savings Financial Group, Inc.	FSFG	IN	481	0.01	0.07	11.00	9.37	10.40	26.4	NM	35.4	NA	NA	NA	—
Flagstar Bancorp, Inc.	FBC	MI	14,821	(4.14)	(77.51)	4.50	4.50	0.67	313.9	NM	NM	77.9	77.9	2.15	—
Flushing Financial Corporation	FFIC	NY	4,177	0.66	8.93	9.98	9.58	10.33	321.5	9.4	8.7	89.4	94.3	7.57	5.03
GS Financial Corp.	GSLA	LA	271	0.33	2.91	10.45	10.45	15.80	19.8	24.3	51.9	70.1	70.1	7.33	2.53
Hampden Bancorp, Inc.	HBNK	MA	566	0.01	0.08	17.00	17.00	10.93	80.0	NM	NM	83.3	83.3	14.15	1.10
Harleysville Savings Financial Corporation	HARL	PA	830	0.57	9.67	6.04	6.04	13.71	49.7	10.5	9.7	99.2	99.2	5.99	5.54
Harrington West Financial Group, Inc.	HWFG	CA	1,058	(2.25)	(60.84)	2.49	1.94	0.35	2.6	NM	NM	10.3	13.5	0.24	—
HF Financial Corp.	HFFC	SD	1,168	0.58	8.31	6.03	5.63	8.90	61.6	6.7	5.3	51.1	54.9	3.08	5.06
Hingham Institution for Savings	HIFS	MA	914	0.90	12.33	7.03	7.03	29.51	62.7	8.3	7.2	97.6	97.6	6.86	2.98
HMN Financial, Inc.	HMNF	MN	1,033	(1.22)	(13.24)	9.73	9.73	4.00	17.0	NM	8.3	22.1	22.1	1.68	—
Home Bancorp, Inc.	HBCP	LA	533	0.74	3.11	24.86	24.86	12.27	108.0	26.7	18.0	82.6	82.6	20.53	—
Home Federal Bancorp, Inc.	HOME	ID	828	1.14	3.99	25.32	25.32	12.37	206.6	23.8	NA	98.5	98.5	24.94	1.78
HopFed Bancorp, Inc.	HFBC	KY	1,022	0.05	0.61	7.89	7.78	9.61	34.5	NM	NM	55.0	56.2	3.44	4.99
Hudson City Bancorp, Inc.	HCBK	NJ	58,885	0.93	10.19	8.95	8.70	13.03	6,844.8	12.5	12.1	121.2	124.9	10.85	4.60
Independence Federal Savings Bank	IFSB	DC	167	(0.06)	(1.17)	5.96	5.96	1.44	2.2	NM	1.4	22.4	22.4	1.33	—
Jefferson Bancshares, Inc.	JFBI	TN	654	0.42	3.29	12.33	8.89	5.00	33.5	11.9	15.8	41.5	59.7	5.11	2.40
Legacy Bancorp, Inc.	LEGC	MA	954	(0.47)	(3.53)	13.04	11.92	9.54	83.3	NM	35.3	67.1	74.7	8.75	2.10
Liberty Bancorp, Inc.	LBCP	MO	384	0.57	4.73	11.26	10.77	7.75	28.0	14.6	10.7	64.9	68.2	7.31	1.29
Louisiana Bancorp, Inc.	LABC	LA	332	0.82	3.16	23.82	23.82	14.35	72.6	27.1	29.9	94.3	94.3	22.46	—
LSB Corporation	LSBX	MA	807	0.94	10.54	9.46	9.46	11.50	51.8	7.7	13.2	83.7	83.7	6.53	1.74
LSB Financial Corp.	LSBI	IN	364	0.25	2.78	9.43	9.43	10.26	15.9	16.6	128.3	46.5	46.5	4.38	4.87
Mayflower Bancorp, Inc.	MFLR	MA	249	0.50	6.34	8.09	8.08	7.18	15.0	12.0	NA	74.3	74.3	6.01	3.34
Meta Financial Group, Inc.	CASH	IA	820	(0.31)	(5.45)	5.38	5.09	22.00	57.4	NM	NM	130.1	137.9	7.00	2.36
MutualFirst Financial, Inc.	MFSF	IN	1,397	(1.46)	(15.81)	9.37	8.97	6.05	42.3	NM	12.4	42.5	45.4	3.09	3.97
NASB Financial, Inc.	NASB	MO	1,615	0.88	8.78	10.03	9.88	22.75	179.0	13.2	10.1	110.5	112.4	11.08	3.96
New Hampshire Thrift Bancshares, Inc.	NHTB	NH	903	0.76	8.15	9.81	6.77	9.49	54.8	8.7	9.8	69.8	111.6	6.14	5.48
New York Community Bancorp, Inc.	NYB	NY	32,884	1.07	8.26	13.20	6.03	11.71	4,195.2	11.7	9.6	95.9	226.9	12.66	8.54
NewAlliance Bancshares, Inc.	NAL	CT	8,541	0.52	3.14	16.71	10.82	11.70	1,240.9	26.0	25.1	87.4	144.6	14.60	2.39
Newport Bancorp, Inc.	NFSB	RI	452	(0.07)	(0.56)	11.63	11.63	12.10	48.1	NM	51.8	90.7	90.7	10.55	—
North Central Bancshares, Inc.	FFFD	IA	453	(0.15)	(1.58)	10.61	10.61	15.30	20.6	NM	5.9	54.2	54.2	4.65	0.26
OceanFirst Financial Corp.	OCFC	NJ	1,873	0.83	10.52	8.87	8.87	10.22	192.4	8.5	7.0	98.7	98.7	6.92	7.83
Osage Bancshares, Inc.	OSBK	OK	160	(0.32)	(1.90)	15.72	15.11	7.79	21.5	NM	17.7	86.1	90.2	13.53	4.36
Park Bancorp, Inc.	PFED	IL	222	(1.26)	(10.68)	11.55	11.55	3.21	3.8	NM	NM	15.0	15.0	1.73	—
Parkvale Financial Corporation	PVSA	PA	1,903	(0.52)	(6.47)	7.94	6.51	7.36	40.0	NM	6.6	33.5	44.3	2.13	2.72
People's United Financial, Inc.	PBCT	CT	20,810	0.54	2.13	24.58	18.64	16.00	5,573.0	48.5	56.4	105.0	149.4	25.81	3.81

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of December 3, 2009

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 12/3/09 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Provident Financial Holdings, Inc.	PROV	CA	1,480	(0.82)	(10.89)	7.36	7.36	3.37	21.0	NM	NM	19.3	19.3	1.42	1.19
Provident Financial Services, Inc.	PFS	NJ	6,816	(1.84)	(12.80)	12.95	NA	10.65	637.2	NM	17.1	72.2	121.7	9.35	4.13
Provident New York Bancorp	PBNY	NY	3,022	0.89	6.22	14.15	9.14	8.26	326.7	12.3	22.8	76.4	125.2	10.81	2.91
Pulaski Financial Corp.	PULB	MO	1,406	0.36	4.64	8.32	8.04	6.99	72.5	18.9	106.8	NA	NA	NA	5.44
PVF Capital Corp.	PVFC	OH	887	(1.67)	(25.75)	6.19	6.19	1.87	14.9	NM	0.9	27.2	27.2	1.68	—
Rainier Pacific Financial Group, Inc.	RPFG	WA	764	(6.86)	(142.64)	1.68	1.31	0.23	1.5	NM	NM	10.8	13.9	0.18	—
River Valley Bancorp	RIVR	IN	385	0.41	6.36	6.62	6.61	13.99	21.1	13.6	7.0	82.6	82.7	5.46	6.00
Riverview Bancorp, Inc.	RVSB	WA	864	0.14	1.43	10.42	7.64	2.87	31.4	23.9	21.8	35.0	49.7	3.63	—
Rome Bancorp, Inc.	ROME	NY	338	0.86	4.82	17.81	17.81	8.20	56.4	18.6	14.9	93.7	93.7	16.69	4.15
Severn Bancorp, Inc.	SVBI	MD	996	(1.30)	(11.05)	10.97	10.94	2.75	27.7	NM	NM	33.5	33.7	2.86	4.36
Superior Bancorp	SUPR	AL	3,227	(5.32)	(61.08)	7.58	7.07	1.94	22.6	NM	NM	12.5	13.8	0.71	—
Teche Holding Company	TSH	LA	765	0.91	9.98	9.34	8.90	32.38	67.9	9.7	8.1	95.0	100.1	8.87	4.39
Territorial Bancorp Inc.	TBNK	HI	1,357	0.49	4.97	15.91	15.91	16.97	207.6	NA	NA	96.2	96.2	15.30	—
TF Financial Corporation	THRD	PA	712	0.53	5.60	10.05	9.47	18.36	48.9	12.0	10.4	64.8	69.0	6.51	4.36
TierOne Corporation	TONE	NE	3,161	(0.84)	(10.18)	7.73	7.61	0.80	14.4	NM	NM	5.9	6.0	0.46	—
Timberland Bancorp, Inc.	TSBK	WA	703	0.01	0.08	12.54	11.73	4.54	32.0	NM	61.3	44.1	48.4	4.66	2.64
TrustCo Bank Corp NY	TRST	NY	3,650	0.76	11.25	6.70	6.69	6.11	468.3	18.0	16.5	191.1	191.5	12.81	4.09
United Community Financial Corp.	UCFC	OH	2,462	(0.16)	(1.64)	9.58	9.56	1.46	45.1	NM	NM	19.1	19.2	1.83	—
United Financial Bancorp, Inc.	UBNK	MA	1,247	0.45	2.53	17.35	17.34	12.72	214.9	34.4	22.4	95.0	95.1	16.48	2.20
United Western Bancorp, Inc.	UWBK	CO	2,628	0.03	0.53	7.43	7.43	2.91	85.3	8.8	NM	40.8	40.8	3.03	—
Washington Federal, Inc.	WFSL	WA	12,582	0.39	3.40	13.87	12.10	19.36	2,173.6	42.1	44.3	124.5	146.0	17.27	1.03
Wayne Savings Bancshares, Inc.	WAYN	OH	400	0.47	5.52	9.12	8.64	5.76	17.3	8.7	6.2	47.3	50.3	4.32	3.48
Westfield Financial, Inc.	WFD	MA	1,262	0.37	1.60	20.38	20.38	8.18	249.5	54.5	34.0	97.4	97.4	19.85	2.44
WSB Holdings, Inc.	WSB	MD	447	(1.23)	(10.33)	11.90	11.90	2.51	19.7	NM	NM	37.0	37.0	4.41	3.18
WSFS Financial Corporation	WSFS	DE	3,574	(0.08)	(1.03)	8.48	NA	26.10	184.7	NM	NM	73.6	NA	5.24	1.84
WVS Financial Corp.	WVFC	PA	370	0.54	7.33	8.37	8.37	14.50	30.0	13.4	45.3	96.9	96.9	8.11	4.41

Average			2,959	(0.41)	(7.36)	10.90	10.08		310.4	14.8	12.9	69.8	75.0	7.42	2.41
Median			914	0.23	1.52	10.00	9.13		48.9	13.0	10.4	70.0	74.0	5.99	2.39

Note: Includes all public thrifts listed on NYSE, AMEX, and NASDAQ National Market.

Source: SNL Financial.

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Full Conversion Valuation

1.	The total amount of the net offering proceeds from the sale of the 60.4% MHC owned interest to the public was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 1.34%, which assumed that 25% of the net proceeds are placed into residential mortgage loans (half in 30-year fixed rate loans and half in 15-year fixed rate loans) with the remaining 75% of the net proceeds invested in one-year U.S. Treasury securities, all based on market interest rates prevailing as of September 30, 2009. The effective income tax rate was assumed to be 39.0%, resulting in a net after-tax yield of 0.82%.

3.	It is assumed that 8.0% of the of the shares of common stock sold in the offering will be acquired by the Company’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP purchase. The annual expense is estimated based on a twelve-year period. No reinvestment is assumed on proceeds used to fund the ESOP.

4.	Assumed that the stock-based incentive plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

5.	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options that may be granted, if the plan is approved by stockholders. A number of shares equal to 10% of the shares sold in the offering. We assumed that the options would vest at a rate of 20% per year and that compensation expense would be recognized on a straight-line basis over the 5-year vesting period.

6.	Fixed offering expenses are estimated at $775,000.

7.	Marketing fees for the stock offering are estimated at 1.25% of the amount of stock sold in the subscription offering, excluding sales to directors, officers, employees, and stock-benefit plans. One-third of the stock was assumed to be sold in subscription, with the remaining two-thirds sold in a syndicated offering, whereby fees are equal to 6.0% of the stock sold.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Second-Stage Stock Offering Range

Eagle Bancorp Montana

Historical Financial Data as of September 30, 2009

(Dollars in Thousands, Except Per Share Data)

		Minimum	Midpoint	Maximum	Adj. Max.
Shares issued	100.0%	3,380,136	3,976,630	4,573,125	5,259,093
Exchange ratio		3.1458	3.7009	4.2560	4.8944
Shares exchanged	39.6%	1,340,136	1,576,630	1,813,125	2,085,093
Shares sold	60.4%	2,040,000	2,400,000	2,760,000	3,174,000
Offering price		$10.00	$10.00	$10.00	$10.00

Pro forma market value		$33,801	$39,766	$45,731	$52,591

Gross proceeds		$20,400	$24,000	$27,600	$31,740
Less: estimated expenses		(1,646)	(1,802)	(1,957)	(2,136)

Net offering proceeds		18,754	22,198	25,643	29,604
Plus: MHC capital addition		10	10	10	10
Less: ESOP purchase		(1,632)	(1,920)	(2,208)	(2,539)
Less: RSP purchase		(816)	(960)	(1,104)	(1,270)

Net investable proceeds		$16,316	$19,328	$22,341	$25,805

Net Income: (LTM period)
LTM ended 09/30/09		$3,332	$3,332	$3,332	$3,332
Pro forma income on net proceeds		134	158	183	212
Pro forma ESOP adjustment		(83)	(98)	(112)	(129)
Pro forma RSP adjustment		(100)	(117)	(135)	(155)
Pro forma option adjustment		(81)	(96)	(110)	(126)

Pro forma net income		$3,202	$3,179	$3,158	$3,134

Pro forma earnings per share		$0.99	$0.84	$0.72	$0.62

Core Earnings: (LTM period)
LTM ended 09/30/09		$3,420	$3,420	$3,420	$3,420
Pro forma income on net proceeds		134	158	183	212
Pro forma ESOP adjustment		(83)	(98)	(112)	(129)
Pro forma RSP adjustment		(100)	(117)	(135)	(155)
Pro forma option adjustment		(81)	(96)	(110)	(126)

Pro forma core earnings		$3,290	$3,267	$3,246	$3,222

Pro forma core earnings per share		$1.02	$0.86	$0.74	$0.64

Total Equity		$30,427	$30,427	$30,427	$30,427
Net offering proceeds		18,754	22,198	25,643	29,604
Plus: MHC capital addition		10	10	10	10
Less: ESOP purchase		(1,632)	(1,920)	(2,208)	(2,539)
Less: RSP purchase		(816)	(960)	(1,104)	(1,270)

Pro forma total equity		$46,743	$49,755	$52,768	$56,232

Pro forma book value		$13.83	$12.51	$11.54	$10.69

Tangible Equity		$30,427	$30,427	$30,427	$30,427
Net offering proceeds		18,754	22,198	25,643	29,604
Plus: MHC capital addition		10	10	10	10
Less: ESOP purchase		(1,632)	(1,920)	(2,208)	(2,539)
Less: RSP purchase		(816)	(960)	(1,104)	(1,270)

Pro forma tangible equity		$46,743	$49,755	$52,768	$56,232

Pro forma tangible book value		$13.83	$12.51	$11.54	$10.69

Total Assets		$300,680	$300,680	$300,680	$300,680
Net offering proceeds		18,754	22,198	25,643	29,604
Plus: MHC capital addition		10	10	10	10
Less: ESOP purchase		(1,632)	(1,920)	(2,208)	(2,539)
Less: RSP purchase		(816)	(960)	(1,104)	(1,270)

Pro forma total assets		$316,996	$320,008	$323,021	$326,485

Pro Forma Ratios:
Price / EPS - 09/30/09 LTM		10.1	11.9	13.9	16.1
Price / EPS - 09/30/09 Core		9.8	11.6	13.5	15.6
Price / Book Value		72.3%	79.9%	86.7%	93.5%
Price / Tangible Book Value		72.3%	79.9%	86.7%	93.5%
Price / Total Assets		10.66%	12.43%	14.16%	16.11%
Equity / Assets		14.75%	15.55%	16.34%	17.22%
Tangible Equity / Assets		14.75%	15.55%	16.34%	17.22%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Fully Converted Analysis at Midpoint

Eagle Bancorp Montana

Historical Financial Data as of September 30, 2009

Valuation Parameters	Symbol		Data
Net income — LTM as tax-effected	Y		$ 3,332,000
Core earnings — LTM as tax-effected	Y		3,420,000
Net worth	B		30,427,000
Tangible net worth	B		30,427,000
Total assets	A		300,680,000
Expenses in conversion	X		1,802,000
Other proceeds not reinvested	O		2,880,000
ESOP purchase	E		1,920,000
ESOP expense (pre-tax)	F		39,344
RSP purchase	M		960,000
RSP expense (pre-tax)	N		47,541
Stock option expense (pre-tax)	Q		24,000
Option expense tax-deductible	D		0.00%
Re-investment rate (after-tax)	R		0.82%
Tax rate	T		39.00%
Shares for EPS	S		95.57%

Pro Forma Valuation Ratios at Midpoint Value
Price / EPS — LTM	P/E		11.90 x
Price / Core EPS — LTM	P/E		11.90 x
Price / Book Value	P/B		79.94%
Price / Tangible Book	P/TB		79.94%
Price / Assets	P/A		12.43%

Pro Forma Calculation at Midpoint Value				Based on
V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$39,766,300	[LTM earnings]
	1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))	=	$39,766,300	[Core earnings]
	1 - (P/E / S) * R

V =	P/B * (B - X - E - M)	=	$39,766,300	[Book value]
	1 - P/B

V =	P/TB * (B - X - E - M)	=	$39,766,300	[Tangible book]
	1 - P/TB

V =	P/A * (B - X - E - M)	=	$39,766,300	[Total assets]
	1 - P/A

Pro Forma Valuation Range
Minimum	=	$39,766,300	x	0.85	=	$33,801,355
Midpoint	=	$39,766,300	x	1.00	=	$39,766,300
Maximum	=	$39,766,300	x	1.15	=	$45,731,245
Adj. Max.		$45,731,245	x	1.15	=	$52,590,932

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Stock Offering Valuation

Computed from Market Price Data as of December 3, 2009

Valuation Ratio	Symbol		Eagle Bancorp Montana	Comparative Group		All Public
				Average	Median	Average	Median
Price / LTM EPS	P/E			16.3	14.0	14.8	13.0
Minimum	(X	)	10.1	-38.0%	-28.0%	-31.8%	-22.0%
Midpoint			11.9	-26.9%	-15.1%	-19.6%	-8.1%
Maximum			13.9	-14.7%	-1.0%	-6.2%	7.2%
Adj. Maximum			16.1	-1.0%	15.0%	8.9%	24.5%

Price / Core EPS	P/E			14.4	13.3	12.9	10.4
Minimum	(X	)	9.8	-32.06%	-26.40%	-24.25%	-5.46%
Midpoint			11.6	-19.42%	-12.70%	-10.15%	12.13%
Maximum			13.5	-6.36%	1.45%	4.41%	30.31%
Adj. Maximum			15.6	8.27%	17.30%	20.73%	50.68%

Price / Book Value	P/B			85.5	88.7	69.8	70.0
Minimum	(%)		72.3	-15.4%	-18.5%	3.6%	3.4%
Midpoint			79.9	-6.5%	-9.9%	14.5%	14.3%
Maximum			86.7	1.4%	-2.3%	24.2%	23.9%
Adj. Maximum			93.5	9.4%	5.5%	34.0%	33.7%

Price / Tangible Book	P/TB			91.4	94.0	75.0	74.0
Minimum	(%)		72.3	-20.9%	-23.1%	-3.6%	-2.3%
Midpoint			79.9	-12.5%	-15.0%	6.6%	8.1%
Maximum			86.7	-5.2%	-7.8%	15.6%	17.1%
Adj. Maximum			93.5	2.4%	-0.5%	24.8%	26.4%

Price / Total Assets	P/A			12.79	8.49	7.42	5.99
Minimum	(%)		10.66	-16.6%	25.6%	43.7%	78.0%
Midpoint			12.43	-2.8%	46.4%	67.4%	107.5%
Maximum			14.16	10.7%	66.8%	90.8%	136.3%
Adj. Maximum			16.11	26.0%	89.7%	117.0%	168.9%

IV-4